 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 3, 1997
                                                     REGISTRATION NO. 333-35791
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          EXCEL SWITCHING CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      MASSACHUSETTS                  3661                    04-2992806
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION        CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
   OF INCORPORATION OR
      ORGANIZATION)
                            255 INDEPENDENCE DRIVE
                               HYANNIS, MA 02601
                                (508) 862-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             MR. ROBERT P. MADONNA
   PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS
                          EXCEL SWITCHING CORPORATION
                            255 INDEPENDENCE DRIVE
                               HYANNIS, MA 02601
                                (508) 862-3000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

   JOHN HESSION, ESQ.        CHRISTOPHER STAVROS,        PETER B. TARR, ESQ.
    TESTA, HURWITZ &                 ESQ.                 HALE AND DORR LLP
     THIBEAULT, LLP             GENERAL COUNSEL            60 STATE STREET
    HIGH STREET TOWER           EXCEL SWITCHING         BOSTON, MASSACHUSETTS
     125 HIGH STREET              CORPORATION                   02109
  BOSTON, MASSACHUSETTS     255 INDEPENDENCE DRIVE         (617) 526-6000
          02110                HYANNIS, MA 02601
     (617) 248-7000             (508) 862-3000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
      TITLE OF EACH CLASS OF             PROPOSED MAXIMUM          AMOUNT OF
    SECURITIES TO BE REGISTERED     AGGREGATE OFFERING PRICE(1) REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.01 par value......        $103,500,000.00        $31,364.00(2)

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(1) Estimated solely for the purpose of calculating the registration fee.

(2) $25,091 of this registration fee was previously paid.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued November 3, 1997

                                4,500,000 Shares

                                      LOGO
                                  COMMON STOCK

                                  -----------

 ALL OF THE SHARES OF COMMON STOCK  BEING OFFERED HEREBY ARE BEING SOLD BY THE
   COMPANY. PRIOR TO THIS OFFERING, THERE  HAS BEEN NO PUBLIC MARKET FOR THE
     COMMON  STOCK OF  THE COMPANY.  IT  IS CURRENTLY  ESTIMATED THAT  THE
       INITIAL PUBLIC  OFFERING PRICE  WILL BE BETWEEN  $18 AND  $20 PER
         SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE  FACTORS TO
           BE CONSIDERED IN DETERMINING  THE INITIAL PUBLIC  OFFERING
            PRICE.

                                  -----------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                 PAGE 4 HEREOF.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                              PRICE $     A SHARE

                                  -----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share...................................   $           $             $
Total(3)....................................  $           $             $

-----
  (1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company estimated at $800,000. The Company has agreed to pay the expenses of the Selling Stockholder, other than underwriting discounts and commissions.
  (3) The Selling Stockholder has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 675,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to the Selling Stockholder will be
      $   , $   , $   and $   , respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Hale and Dorr LLP, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about   , 1997 at the office of
Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER
     HAMBRECHT & QUIST
                                        NATIONSBANC MONTGOMERY SECURITIES, INC.

   , 1997

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

  UNTIL       , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
Prospectus Summary...................................................    3
Risk Factors.........................................................    4
The Company..........................................................   13
Use of Proceeds......................................................   13
Dividend Policy......................................................   13
Capitalization.......................................................   14
Dilution.............................................................   15
Selected Consolidated Financial Data.................................   16
Management's Discussion and Analysis of Financial Condition
 and Results of Operations...........................................   17
Business.............................................................   24

                                                                       PAGE
                                                                       ----
Management............................................................  37
Certain Transactions..................................................  44
Principal Stockholders................................................  45
Description of Capital Stock..........................................  46
Shares Eligible for Future Sale.......................................  49
Underwriters..........................................................  51
Legal Matters.........................................................  52
Experts...............................................................  52
Additional Information................................................  53
Glossary of Terms.....................................................  54
Index to Consolidated Financial Statements............................ F-1

                               ----------------

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and with quarterly reports for the first three quarters of each year containing unaudited consolidated interim financial information.

                               ----------------

  XLDX, LNX, PCX, PPL, CSN, EXNET and EXS are trademarks of the Company. This Prospectus also includes trademarks and tradenames of companies other than Excel Switching Corporation.

                               ----------------

  Except as set forth in the consolidated financial statements or as otherwise indicated herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the filing, on September 16, 1997, of the Restated Articles of Organization of the Company increasing the authorized shares of Common Stock, creating a class of Preferred Stock and providing for the automatic conversion upon the closing of this offering of the Company's Non-Voting Common Stock into shares of the Company's Common Stock on a one-for-one basis; and (iii) reflects a two-for-one split of the Company's capital stock effected on September 16, 1997. See "Description of Capital Stock," "Underwriters" and Note 5 of Notes to Consolidated Financial Statements. On December 18, 1996, the Company changed its fiscal year end from December 31 to the last Saturday in December. All references to 1996 refer to the year ended December 28, 1996 and all references to all other years prior to 1996 refer to the year ended December
31. As used in this Prospectus, the "Company" and "Excel" refer to Excel Switching Corporation and its subsidiaries.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

The gatefold graphic is three columns entitled "Excel Switching Corporation:
Open Switching Platforms for Telecommunications Networks Worldwide". The first column is entitled "Technology" and is comprised of two boxes. The first box has a diagram of an internal bus entitled "Selective Space Switching Technology". Underneath the diagram is the text "Selective Space Switching" and lists the following phrases in a column "EXNET--2048 x 30,720 by-ddiectional ports; Service Resources-2048 bi directional ports; Network Interfaces-2048 bi-directional ports." Underneath the list is the text "Excel's patented Selective Space Switching technology allows the switching platform's internal bus to switch traffic between any input or output port, DSP, packet engine resource or EXNET Controller without losing critical port capacity." The second box has a diagram that is a simulation of a computer screen depicting the programmable protocol language. Underneath the diagram is the text. "The Programmable Protocol Language (PPL) is a patented software technology utilizing a graphical user interface to make an easy and convenient mechanism for developers and operators to implement multi-level programming modifications to Excel switching platforms, decreasing both development costs and time-to-market." The second column is entitled "Open, Scalable Products" and has one box and cascading pictures of four switches. The box contains the following text: "Excel's carrier-class, open, programmable switching platforms allow network providers to offer cost-effective, scalable and flexible enhanced services and wireless and wireline communications with a time-to-market advantage over conventional switching platforms. Key benefits include: Open Programmability, Rapid Time-to-Market, Flexibility, Scalability, Distributed Architecture, Scalability, Cost-Efficiency, Redundancy and Reliability." The first picture is of the EXS switch with the following text to the left of the product: "The EXS is an open system that supports up to 30,720 ports. EXS is comprised of any combination of LNX and CSN programmable switching platforms distributed across EXNET, the Company's fiber optic expansion network." The second picture is of the LNX switch with the following text to the left of the product: "The LNX is a 2,048 port, non-blocking, open, programmable switching platform designed for central office environments, providing high-performance and fault tolerance in a compact, maintainable chassis." The third picture is of the CSN switch with the following text to the right of the product: "The CSN is a 1,024 port, non-blocking, open, programmable switching platform that provides the same features and scalability as the LNX but in a more compact chassis." The fourth picture is of the PCX switch with the following text to the right of the product: "The PCX is a PC-based 512 port, non-blocking, open, programmable switching platform designed for the customer premise equipment marketplace, providing a total solution in a small chassis." The third column is entitled "Markets" and is comprised of three boxes. The first box has a list entitled "Enhanced Service Platforms" with the following words listed in a column: "Voice Messaging," "One Number Services," "Paging," "E-Mail," "Fax Messaging," "Unified Messaging," "Voice Recognition Dialing," "Prepaid Debit Cards" and "Conference Bridging." There is also a diagram depicting potential uses of LNX that consists of pictures of telephones, fax machines and answering machines connected through the PSTN or wireless network to and LNX server which is connected to five boxes depicting software applications entitled "Voicemail," "Personal Number," "FAX," "Paging," and "Billing." The second box has a list entitled "Wireless Infrastructure" with the following words listed in a column: "Cellular Systems," "Personal Communications Services (PCS)," "Wireless Local Loop," and "Mobile Satellite Systems." There is also a diagram depicting a wireless network that has host switches labeled "Enhanced Services" linked to a host switch labeled "Mobile Switching Center" which is linked to a host switch which is then connected to EXS switches labeled "Distributed Switches" and "Base Station Controller" which are linked to pictures of wirelsss radio towers. The third box has a list entitled "Wireless Infrastructure" with the following words listed in a column: "Tandem Switching," "One-Plus Dialing," "International Callback," and "International Gateway." There is also a diagram depicting a wireline network.

                               PROSPECTUS SUMMARY
  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Excel is a leading provider of open switching platforms for telecommunications networks worldwide. The Company develops, manufactures, markets and supports a family of open, programmable, carrier-class switches that addresses the complex enhanced services and wireless and wireline infrastructure needs of network providers. Excel's products offer network providers the flexibility to address multiple market applications and the scalability to deploy a variety of system capacities. The Company's programmable switching platforms enable network providers to deliver improved networking functionality at a lower cost than purchasing, upgrading or reprogramming traditional, closed, central office switches. The Company's products are currently deployed in telecommunications networks in approximately 50 countries throughout the world.
  Excel offers a family of programmable switching platforms that are designed with distributed architecture and open software to maximize performance and provide multiple levels of programmability and redundancy. Excel's open switching platforms integrate with a wide variety of host computer systems, operating systems and application development environments. The Company's product family scales from 512 to 30,720 ports. Using Excel's patented Programmable Protocol Language ("PPL"), application developers can customize the switching software to their unique requirements, allowing them to introduce new services and applications rapidly. As customer requirements evolve, the Excel platform can be upgraded without requiring extensive and complex programming changes to the underlying software.
  The Company sells to a variety of customers in the worldwide telecommunications market, including application developers, original equipment manufacturers ("OEMs") and systems integrators. These customers include Boston Technology, Inc., Brite Voice Systems, Inc., Ericsson Messaging Systems Inc., Glenayre Technologies, Inc., IEX Corporation, MCI Communications Corporation, Lucent Technologies Inc. (Octel Messaging Division), Phoenix Wireless Group, Inc., Priority Call Management, Inc., QUALCOMM Incorporated and WorldCom, Inc. Excel's customers integrate the Company's open, programmable switching platforms with their product offerings to address a variety of market applications for network providers, ranging from enhanced services such as voice messaging, one number services and prepaid debit cards, to wireless and wireline infrastructure services such as tandem switching, mobile switching centers and intelligent base station controllers. Network providers which have installed Excel's products include AT&T Corp., Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, British Telecommunications plc, GTE Corporation, MCI Communications Corporation, Nippon Telegraph and Telephone Corporation, Pacific Bell, Sprint Corporation, Telstra Corporation Ltd., Time Warner Inc. and WorldCom, Inc.

                                  THE OFFERING

Common Stock offered.............    4,500,000 shares
Common Stock to be outstanding
 after the offering..............    32,589,600 shares(1)
Use of proceeds..................    For general corporate purposes, including
                                     working capital, product development,
                                     capital expenditures and potential
                                     acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market
 symbol..........................    XLSW

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          YEAR ENDED                  SIX MONTHS ENDED
                          ------------------------------------------- -----------------
                                   DECEMBER 31,
                          ------------------------------ DECEMBER 28, JUNE 30, JUNE 28,
                           1992   1993    1994    1995       1996       1996     1997
                          ------ ------- ------- ------- ------------ -------- --------
CONSOLIDATED STATEMENTS                                                  (UNAUDITED)
 OF INCOME DATA:
Revenues................  $5,111 $10,033 $20,723 $36,161   $62,050    $27,890  $39,055
Income from operations..     692   2,892   7,083   8,783    13,570      6,255   12,272
Net income..............     469   1,396   4,190   5,411     7,901      3,687    7,420
Net income per
 share(2)...............  $  .01 $   .04 $   .13 $   .16   $   .23    $   .11  $   .22
Weighted average common
 and common equivalent
 shares outstanding(2)..  31,519  31,954  32,431  32,913    33,787     33,672   34,012

                                                              JUNE 28, 1997
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(3)
                                                          ------- --------------
CONSOLIDATED BALANCE SHEET DATA:                               (UNAUDITED)
Working capital.......................................... $21,915    $100,630
Total assets.............................................  44,446     123,161
Long-term obligations, less current maturities...........   3,584       3,584
Total stockholders' equity...............................  27,541     106,256

-------
(1) Based on shares of Common Stock outstanding as of June 28, 1997. Excludes
    (i) 10,808,640 shares of Common Stock issuable upon exercise of options outstanding as of June 28, 1997, of which options to purchase 6,515,940 shares were then exercisable, and (ii) 3,625,000 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Management--Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.
(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

(3) Adjusted to reflect the sale of the 4,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $19.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including but not limited to the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

  Fluctuations in Results of Operations. The Company's results of operations have varied significantly in the past and may vary significantly in the future, on a quarterly and annual basis, as a result of a variety of factors, many of which are outside the Company's control. These factors include, without limitation: (i) the timing and size of orders which are received and can be shipped in any particular period; (ii) the commercial success of the Company's products; (iii) delays in the introduction of products or product enhancements by the Company and the Company's ability to introduce new products and technologies on a timely basis; (iv) the financial stability of the Company's major customers; (v) the timing of new product introductions or announcements by the Company or its competitors; (vi) the availability of adequate supplies of key components and assemblies and the adequacy of third-party manufacturing capabilities; (vii) the seasonality of the placement of customer orders; (viii) the timing and nature of selling and marketing expenses such as tradeshows and advertising campaigns; (ix) the timing of development expenditures and personnel changes; (x) the publication of opinions about the Company and its products, or its competitors or their products, by industry analysts; (xi) customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors; and (xii) customer cancellation of orders and the gain or loss of significant customers, including those due to industry combinations. Moreover, any downturn in general economic conditions could precipitate significant reductions in corporate spending for telecommunications infrastructure, which could result in delays or cancellations of orders for the Company's products. The Company's expense levels are relatively fixed and are based, in significant part, on expectations of future revenues. Consequently, if revenue levels are below expectations, expense levels could be disproportionately high as a percentage of revenues, and the Company's business, financial condition and results of operations would be materially adversely affected. The Company has historically operated with little backlog because its products are generally shipped within 60 days of acceptance of an order by the Company. As a result, revenues in any quarter are substantially dependent on orders booked and shipped in that quarter and on sales by the Company's customers to end users. See "--Concentration of Customers" and "Business--Customers."

  The Company also believes that the purchase of its products generally involves a significant commitment of a customer's capital resources. Therefore, any downturn in any customer's business could have a material adverse effect on the Company's revenues, business, financial condition and quarterly results of operations. In addition, the Company historically has recognized a large portion of its revenues from sales booked and shipped in the last month of a quarter such that the magnitude of quarterly fluctuations may not become evident until late in, or at the end of, a particular quarter. Because a number of the Company's individual orders are for significant amounts, the failure to ship a significant order in a particular quarter could materially adversely affect revenues and results of operations for such quarter. To the extent that significant sales occur earlier than expected, results of operations for subsequent quarters may be materially adversely affected. Due to these and other factors, the Company's quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance. There can be no assurance that the Company will be able to increase its revenues in future periods or be able to sustain its level of revenues or its rate of revenue growth on a quarterly or annual basis. See "-- Length of Sales Cycle" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Due to all of the foregoing factors, it is possible that in some future quarter, the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Relationships with Application Developers, OEMs and Systems Integrators. The Company sells substantially all of its products to, and maintains strategic relationships with, application developers, original equipment manufacturers ("OEMs") and systems integrators which incorporate the Company's products into their service and product offerings. As a result, sales of the Company's products are dependent upon the continued market acceptance of the service and product offerings of the Company's customers. Although the Company maintains contractual relationships with a substantial number of its customers, such contracts do not provide for minimum purchase requirements, nor do they contain provisions requiring the exclusive purchase of the Company's products. The development of an application or service for the telecommunications market can involve a substantial amount of time and expense. The delay or failure of a customer's application development program incorporating the Company's products could delay or prevent expected sales of the Company's products. The inability or cessation of customers to integrate the Company's products into their service and product offerings, product development delays by application developers and other customers, lack of market acceptance of the service and product offerings of the Company's customers or a customer's decision to market products manufactured by a competitor of the Company, or the manufacture of such products themselves, would have a material adverse effect on the Company's business, financial condition and results of operations.

  Additionally, selling through indirect channels may limit the Company's information concerning the volume of products sold by the Company's customers to end users and the Company's contact with its end users. As a result, the Company's ability to forecast revenues accurately (notwithstanding the forecasts of its customers), evaluate end-user satisfaction and recognize emerging end-user requirements may be hindered. See "Business--Sales and Marketing."

  Length of Sales Cycle. The time between the date of initial contact with a potential customer and large-scale commercialization of a new customer application or system based on the Company's products is often lengthy, typically ranging from 12 to 24 months or more, and is subject to delays over which the Company has little or no control, including customers' budgetary constraints, customers' internal acceptance reviews, the success and continued internal support of customers' own development efforts, and the possibility of cancellation of projects by customers. Although the Company attempts to develop its products with the goal of shortening the time to market of its customers' products, the timing of the commercialization of a new customer application or service based on the Company's products is primarily dependent on the success and timing of a customer's own internal development program. Delays can also be caused by late deliveries by other vendors, changes in implementation priorities and slower than anticipated growth in demand for the services that the Company's products support. A delay in, or cancellation of, the sale of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations and cause the Company's results of operations to vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Concentration of Customers. Approximately 33.1%, 40.6%, 36.7% and 34.6% of the Company's revenues in 1994, 1995, 1996 and in the first six months of 1997, respectively, were derived from sales to Boston Technology, Inc., approximately 11.4% of the Company's revenues in 1995 were derived from sales to Ericsson Messaging Systems Inc. and approximately 10.0% of the Company's revenues in 1994 were derived from sales to AccessLine Technologies, Inc. In 1994, 1995, 1996 and the first six months of 1997, the Company's five largest customers accounted for approximately 65.4%, 70.1%, 57.1% and 59.9%, respectively, of the Company's revenues. Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. None of the Company's customers has entered into a long-term supply agreement requiring any of them to purchase a minimum amount of product from the Company. There can be no assurance that the Company's principal customers will continue to purchase product from the Company at current levels, if at all, or that the Company will be able to replace such purchases with sales to other customers. In August 1997, Boston Technology, Inc. announced its intended merger with Comverse Technologies, Inc. In September 1997,

Octel Communications Corporation, one of the Company's five largest customers in 1996, was acquired by Lucent Technologies Inc. The Company cannot estimate the potential impact on its business of these two recently announced transactions. The loss of one or more major customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Customers."

  Evolving Market For Telecommunications Services. The Company's future success will depend on continued growth in the market for telecommunications services. The global telecommunications marketplace is evolving and it is difficult to predict its potential size or future growth rate. There can be no assurance that deregulation and continued improvements and expansions of infrastructure will continue to cause this market to grow or that increased regulation will not present barriers to the sales of existing or future products. There can also be no assurance that telecommunications applications and infrastructure needs will not emerge for which the Company's products are not designed. If this market fails to grow or grows more slowly or in a different direction than the Company currently anticipates, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Industry Background."

  Concentrated Product Family. The Company currently derives substantially all of its revenues from its family of open, programmable switching platforms and expects that this concentration will continue in the foreseeable future. As a result, any decrease in the overall level of sales of, or the prices for, open, programmable switching platforms due to product enhancements, introductions or announcements by the Company's competitors, a decline in the demand for open, programmable switches, product obsolescence, price competition, technological change or any other reason could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risk of New Product Introductions. The Company intends to continue to invest in product and technology development, including increasing port capacity and performance, the development of additional related software applications and tools, the improvement of third-party application integration, and the continued provision of updated product features and enhancements. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of such new products and enhancements, or that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently planned or other new product offerings by the Company or its competitors may cause customers to defer or cancel the purchase of existing Company products. The Company's inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Rapid Technological Change," "Business--Products and Technology" and "Business--Research and Product Development."

  The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new products. Furthermore, products such as those offered by the Company may contain undetected or unresolved errors when they are first introduced or as new versions are released. There can be no assurance that despite extensive testing by the Company, errors will not be found in new products or upgrades after commencement of commercial shipments, resulting in delays in or loss of market acceptance and sales, diversion of development resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Research and Product Development."

  Rapid Technological Change. The telecommunications equipment market is subject to rapid technological change, evolving industry standards and frequent new product introductions and enhancements that may render existing products obsolete. As a result, the Company's position in this market could erode rapidly due to unforeseen changes in product features and functions of competing products. The Company's growth and future results of operations will depend in part on its ability to respond to these changes by enhancing its existing products and developing and introducing, on a timely and cost-effective basis, new products and features to meet or exceed technological advances in the marketplace. The failure of the Company to respond to rapidly changing technologies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Industry Background" and "Business--Research and Product Development."

  Management of Growth and Hiring of Additional Personnel. The Company has experienced growth in revenues and expansion of its operations which have placed significant demands on the Company's management, engineering staff and facilities. The Company has recently hired additional engineering, marketing, accounting and finance personnel, including its Chief Operating Officer, Vice President of Marketing and Vice President of Research and Development within the last 12 months. The Company is also implementing additional financial and management procedures which the Company believes will address increasing demands on resources. However, the Company believes that further improvements in management and operational controls are needed, and will continue to be needed, to manage any future growth. Continued growth will also require the Company to hire more engineering, selling and marketing and administrative personnel, expand customer support capabilities, expand management information systems and improve its inventory management practices. The Company has at times experienced, and continues to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process. There can be no assurance that the Company will be able to attract and retain the necessary personnel to accomplish its growth strategies or that it will not experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion or to support satisfactorily its customers and operations. If the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Employees" and "Management--Executive Officers and Directors."

  While the Company believes its current and planned facilities are adequate to meet its needs through the next 12 months, future growth may require the Company to obtain additional or alternative facilities. Due to the limited supply of suitable additional or alternative office and manufacturing space in the Cape Cod, Massachusetts area, there can be no assurance that such space can be leased or acquired without substantial required renovations. Relocation of any segment of the Company's operations may disrupt business and have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the local permitting and variance procedures for the renovation of buildings or new construction in the Cape Cod area is more onerous than found in metropolitan areas. Accordingly, there can be no assurance that the Company will not be required in the future to devote significant resources to the permitting and renovation of additional facilities or in relocating some or all of the Company's facilities. See "Business--Facilities."

  Dependence on Key Personnel. The Company's success depends to a significant degree upon the continued contributions of its President, Chief Executive Officer and principal stockholder, Robert P. Madonna, and its key management, engineering, selling and marketing and manufacturing personnel, many of whom would be difficult to replace. The Company does not have employment contracts with its key personnel. The loss of the services of any key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly software engineers, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "Management--Executive Officers and Directors."

  Highly Competitive Market. The market for telecommunications products is highly competitive and subject to rapid technological change. The Company competes or may compete directly or indirectly with the following categories of companies: (i) other manufacturers of programmable switches such as Summa Four, Inc., Redcom Laboratories, Inc. and Harris Corporation; (ii) large, well-established switch and telecommunications equipment manufacturers such as Alcatel Alsthom Compagnie Generale d'Electricite SA, DSC Communications Corporation, Lucent Technologies Inc., Northern Telecom Limited, Siemens AG and Telefonaktiebolaget LM Ericsson; and
(iii) to a lesser degree, systems integrators and application developers whose switches are based on PC card-level products manufactured by companies such as Aculab Inc., Dialogic Corporation and Natural MicroSystems Corporation. In addition, several smaller companies have begun to manufacture programmable switching platforms. Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter those markets, thereby further intensifying competition. Additionally, there can be no assurance that one or more of the Company's application developers will not begin to develop or market products in competition with the Company. Increased competition could result in price reductions and loss of market share which would materially adversely affect the Company's business, financial condition and results of operations. Many of the Company's current and potential competitors have significantly greater financial, selling and marketing, technical, manufacturing and other resources than the Company. Some of the Company's competitors currently offer financing alternatives to their customers, a service that the Company does not provide. Moreover, the Company's competitors may also foresee the course of market developments more accurately than the Company. Although the Company believes it has certain technological and other advantages over its competitors, realizing and maintaining such advantages will require a continued high level of investment by the Company in research and product development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to continue to make such investments or that the Company will be able to make the technological advances necessary to compete successfully with its existing competitors or with new competitors. See "Business--Competition."

  Dependence on Single and Sole Source Suppliers. The Company purchases many key components from single or sole source vendors. The inability to develop alternative sources for these components or to obtain sufficient quantities of these components could result in delays or reductions in product shipments which could materially adversely affect the Company's business, financial condition and results of operations. In the event of a reduction or interruption of supply, a significant amount of time, in some cases as much as three to four months, could be required before the Company would begin receiving adequate supplies from such alternative suppliers. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the manufacture of certain of these single or sole source components is extremely complex, and the Company's reliance on the suppliers of these components exposes the Company to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of the Company's products. In particular, the Company uses a fiber transmitter, a receiver and a fiber driver manufactured by Hewlett-Packard Company in its EXS product, four power connectors manufactured by Positronic Industries, Inc. in its EXS, LNX and CSN products, and a power module manufactured by Lucent Technologies Inc. in its EXS, LNX and CSN products. Each of these components is available from only one supplier, for which there is no substitute at this time. If supply of these components should cease, the Company would be required to redesign its products. No assurance can be given that supply problems will not occur or, if such problems do occur, that satisfactory solutions would be available. The Company does not have long-term contracts with its suppliers and there can be no assurance that these suppliers will continue to be able to produce these components or to meet the Company's requirements. Any significant interruption in the supply, or degradation in the quality, of any such component could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

  Although the Company generally requires its customers to submit quarterly forecasts of their needs, the Company's customers frequently require rapid delivery after placement of a purchase order. Because the Company does not maintain significant component inventories, a delay in shipment by a supplier could lead to lost sales. Lead times for materials and components may vary significantly and depend on factors such as specific supplier performance, contract terms and general market demand for components. If orders vary from forecasts, the Company may experience excess or inadequate inventory of certain materials and components. While the Company has not experienced shortages and allocations of these components to date, any shortages in the future, including those occasioned by increased sales, could result in delays in fulfillment of customer orders. Such delays, shortages and allocations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Manufacturing."

  Dependence on Third-Party Manufacturers. The Company relies on a limited number of independent manufacturers, some of which are small, privately-held companies, to provide certain components and assemblies made to the Company's specifications. These manufacturers substantially complete production of the Company's products, which are then shipped to the Company for final assembly and quality control. In the event that any of the Company's subcontractors were to experience financial, operational, production or quality assurance difficulties or a catastrophic event that resulted in a reduction or interruption in supply to the Company, the Company's business, financial condition and results of operations would be materially adversely affected until the Company was able to establish sufficient manufacturing capabilities from alternative sources. There can be no assurance that alternative manufacturing sources will be able to meet the Company's future requirements or that existing or alternative sources will continue to be available to the Company at favorable prices. See "Business--Manufacturing."

  Compliance with Regulations and Evolving Industry Standards. The market for the Company's products is characterized by the need to meet a significant number of communications regulations and standards, some of which are evolving as new technologies are deployed. In the United States, the Company's products must comply with various regulations including those promulgated by the Federal Communications Commission and standards established by Underwriters Laboratories and Bell Communications Research. Furthermore, there are regulations and standards imposed by various foreign countries where the Company's products are installed. The failure of the Company's products to comply, or delays in compliance, with the various existing and evolving industry regulations and standards could delay the introduction of the Company's products. Moreover, the enactment by federal, state or foreign governments of new laws or regulations, changes in the interpretation of existing laws or regulations or a reversal of the trend toward deregulation in the telecommunications industry could materially adversely affect the Company's customers, and thereby materially adversely affect the Company's business, financial condition and results of operations. See "Business-- Industry Background."

  Dependence on Proprietary Rights. The Company's success and its ability to compete is dependent, in part, upon its proprietary rights. The Company relies primarily on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions to establish and protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. Further, the Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of the Company's proprietary rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. There also can be no assurance that others will not independently develop similar technologies or duplicate any technology developed by the Company. Any such events could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has entered into agreements with a small number of its customers requiring the Company to deposit its source code and, on occasion, manufacturing blueprints, tooling diagrams and production specifications, in escrow with a third party. These escrow agreements typically provide that these customers have a non-exclusive right to use such code and other materials in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to conduct business or if the Company defaults on its support obligations. The use of such agreements may increase the likelihood of misappropriation by third parties.

  As the number of entrants to the Company's markets increases and the functionality of the Company's products increases and overlaps with the products of other companies, the Company may become subject to claims of infringement or misappropriation of the intellectual property rights of others. In its distribution agreements, the Company agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In certain limited instances, the amount of such indemnities may be greater than the revenues the Company may have received from the customer. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company changed its name from Excel Inc. to Excel Switching Corporation in September 1997. Searches performed on the term Excel have revealed several registrations and numerous uses of that term, and terms substantially similar to it, alone and in combination with other terms and designs. Accordingly, there can be no assurance that third parties will not assert trademark infringement claims relating to the name Excel in the future. See "Business--Intellectual Property."

  Risks Associated with International Sales. In 1996 and in the first six months of 1997, sales to customers located outside of the United States accounted for less than 4.0% of the Company's revenues in each such period. However, the Company sells its products to application developers, OEMs and systems integrators located within the United States which market products and services based on the Company's products worldwide. The Company intends to expand its operations outside the United States and enter additional international markets, which will require significant management attention and financial resources. International sales are subject to a variety of risks, including difficulties in establishing and managing international distribution channels, in servicing and supporting products sold outside the United States and in translating products and related materials into foreign languages. International operations are also subject to difficulties in collecting accounts receivable, staffing and managing personnel and enforcing intellectual property rights. Other factors that can adversely affect international operations include fluctuations in the value of foreign currencies and currency exchange rates, changes in import/export duties and quotas, introduction of tariff or non-tariff barriers and economic or political changes in international markets. Any inability to obtain foreign regulatory approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company's international sales increase, its revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower levels of sales which typically occur during the summer months in Europe and other parts of the world. There can be no assurance that these factors will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

  Risks Relating to Potential Acquisitions. The Company may, from time to time, pursue the acquisition of other companies, assets, products and technologies although the Company has no present commitments or agreements with respect to any such acquisitions. Acquisitions involve a number of operating risks that could materially adversely affect the Company's results of operations, including the diversion of management's attention to assimilate the operations, products and personnel of the acquired companies, the amortization of acquired intangible assets, and the potential loss of key employees of the acquired companies. Furthermore, acquisitions may involve businesses in which the Company lacks experience. Because management has limited experience in acquisitions and the Company has no experience in integrating acquired companies or technologies into its operations, there can be no assurance that the Company will be able to manage one or more acquisitions successfully, or that the Company will be able to integrate the operations, products or personnel gained through any such acquisitions without a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds."

  Control by Principal Stockholder. Following this offering, Robert P. Madonna, the Company's President, Chief Executive Officer, Chairman of the Board and principal stockholder, will beneficially own approximately 85.8% of the outstanding shares of Common Stock of the Company (83.7% if the Underwriters' over-allotment option is exercised in full). As a result, Mr. Madonna will have the ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company which may be favored by a majority of the remaining stockholders, or cause a change of control not favored by the Company's other stockholders. See "Management" and "Principal Stockholders."

  No Prior Trading Market; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined solely by negotiations between the Company and the Representatives of the Underwriters and therefore may not be indicative of prices that will prevail in the trading market after this offering. The market price of the Company's Common Stock could be subject to wide fluctuations in response to, and may be adversely affected by, variations in quarterly results of operations, changes in earnings estimates by analysts, adverse earnings or other financial or business announcements by the Company and its customers or competitors and market conditions in the industry, as well as general economic conditions. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many companies' stock and that often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price.

  Shares Eligible for Future Sale. Sales of substantial amounts of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. In addition to the 4,500,000 shares offered hereby (5,175,000 shares if the over-allotment option is exercised in full), approximately 144,000 additional shares of Common Stock outstanding as of August 30, 1997, which are not subject to 180-day lock-up agreements (the "Lock-Up Agreements") with the representatives of the Underwriters, will be eligible for sale in the public market in accordance with Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"), on the date of this Prospectus. Upon expiration of the Lock-Up Agreements, 180 days after the date of this Prospectus, approximately 27,945,600 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. At August 30, 1997, approximately 6,731,940 shares of Common Stock were issued or issuable pursuant to vested options under the Company's stock program, of which approximately 55,800 shares are not subject to Lock-up Agreements with the Underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. The Company intends to file one or more registration statements on Form S-8 under the Securities Act approximately 180 days after the date of this Prospectus to register up to 10,870,840 shares of Common Stock subject to outstanding stock options granted pursuant to the Company's stock option program as of August 30, 1997, including the 6,731,940 shares of Common Stock subject to options vested as of August 30, 1997, and 3,625,000 shares of Common Stock issuable pursuant to the Company's 1997 stock plans. Such registration statements are expected to become effective upon filing. At such time, approximately 7,358,610 shares of Common Stock issuable upon the exercise of options granted as of August 30, 1997 and covered by these registration statements will be vested and eligible for sale in the public market upon the exercise of underlying options to the extent not previously sold pursuant to Rule 701. See "Shares Eligible for Future Sale" and "Underwriters."

  Immediate and Substantial Dilution. Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

  Potential Adverse Effects of Anti-Takeover Provisions; Availability of Preferred Stock for Issuance. The Company's Restated Articles of Organization and Restated By-Laws contain provisions that may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. Moreover, the Company is subject to an anti-takeover provision of the Massachusetts General Laws which prohibits, subject to certain exceptions, a holder of 5% or more of the outstanding voting stock of the Company from engaging in certain activities with the Company, including a merger, stock or asset sale. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of the Company's Preferred Stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock or of rights to purchase Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Massachusetts Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects" and "-- Preferred Stock."

                                  THE COMPANY

  The Company was incorporated in Massachusetts in January 1988 under the name Excel Inc. and changed its name to Excel Switching Corporation in September 1997. The Company's principal executive offices are located at 255 Independence Drive, Hyannis, Massachusetts, 02601 and its telephone number is
(508) 862-3000. As used in this Prospectus, the "Company" and "Excel" refer to Excel Switching Corporation and its subsidiaries.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 4,500,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $79,515,000, assuming an initial public offering price of $19.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses. The Company expects to use the net proceeds for general corporate purposes, including working capital, product development and capital expenditures. A portion of the net proceeds may also be used for the acquisition of other companies, assets, products and technologies that are complementary to those of the Company, although the Company has no commitments or agreements with respect to any such acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds of this offering will be invested in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

  The Company does not expect to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all of its future earnings, if any, for use in the operation of the business. In addition, the Company's credit facility restricts the Company's payment of cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 28, 1997 (i) on an actual basis and (ii) as adjusted to give effect to the sale of the 4,500,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $19.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, and the application of the estimated net proceeds therefrom.

                                                              JUNE 28, 1997
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (UNAUDITED, IN
                                                            THOUSANDS, EXCEPT
                                                           SHARE AND PER SHARE
                                                                  DATA)
Long-term obligations, less current maturities............ $ 3,584   $  3,584
                                                           -------   --------
Stockholders' equity:(1)
  Preferred stock, $.01 par value; 10,000,000 shares
   authorized, no shares issued and outstanding...........     --         --
  Common stock, $.01 par value; 100,000,000 shares
   authorized, 28,089,600 shares issued and outstanding
   actual; 100,000,000 shares authorized, 32,589,600
   shares issued and outstanding as adjusted(2)...........     281        326
  Additional paid-in capital..............................   1,007     79,677
  Deferred compensation...................................    (517)      (517)
  Retained earnings.......................................  26,770     26,770
                                                           -------   --------
    Total stockholders' equity............................  27,541    106,256
                                                           -------   --------
      Total capitalization................................ $31,125   $109,840
                                                           =======   ========

(1) Gives effect to the filing of the Restated Articles of Organization of the Company on September 16, 1997.
(2) Excludes (i) 10,808,640 shares of Common Stock issuable upon exercise of stock options outstanding as of June 28, 1997, of which options to purchase 6,515,940 shares were then exercisable, and (ii) 3,625,000 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Management--Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The net tangible book value of the Company as of June 28, 1997 was approximately $27,541,000 or $.98 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the total number of shares of Common Stock outstanding. After giving effect to the sale of the 4,500,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $19.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses), the net tangible book value of the Company as of June 28, 1997 would have been $106,256,000 or $3.26 per share. This represents an immediate increase in the net tangible book value of $2.28 per share to existing stockholders and an immediate dilution of $15.74 per share to new investors. The following table illustrates the per share dilution:

   Assumed initial public offering price per share...............       $19.00
     Net tangible book value per share before the offering....... $ .98
     Increase in net tangible book value per share attributable to new investors...........................................  2.28
                                                                  -----
   Net tangible book value per share after the offering..........         3.26
                                                                        ------
   Dilution per share to new investors...........................       $15.74
                                                                        ======

  The following table summarizes, as of June 28, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the existing stockholders and by the new investors (at an assumed initial public offering price of $19.00 per share before deduction of estimated underwriting discounts and commissions and offering expenses):

                                                                    AVERAGE
                                                                     PRICE
                             SHARES PURCHASED  TOTAL CONSIDERATION PER SHARE
                            ------------------ ------------------- ---------
                              NUMBER   PERCENT   AMOUNT    PERCENT
                            ---------- ------- ----------- -------
   Existing stockholders... 28,089,600   86.2% $     5,740    0.0%  $  -- (/1/)
   New investors...........  4,500,000   13.8   85,500,000  100.0    19.00
                            ----------  -----  -----------  -----
     Total................. 32,589,600  100.0% $85,505,740  100.0%
                            ==========  =====  ===========  =====

--------
(1) The average price per share paid by existing stockholders is $.0002.

  The foregoing table assumes no exercise of the Underwriters' over-allotment option and no exercise of stock options outstanding at June 28, 1997. As of June 28, 1997, there were options outstanding to purchase 10,808,640 shares of Common Stock at a weighted average exercise price of $1.45 per share and 3,625,000 shares reserved for future issuance under the Company's stock plans. To the extent any of these options are exercised, there will be further dilution to new investors. See "Management--Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Prospectus. The selected consolidated statements of income data set forth below for the three years in the period ended December 28, 1996 and the selected consolidated balance sheet data at December 31, 1995 and December 28, 1996 are derived from consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this Prospectus. The selected consolidated statements of income data for the two years in the period ended December 31, 1993 and the selected consolidated balance sheet data at December 31, 1992, 1993 and 1994 are derived from consolidated financial statements of the Company audited by Arthur Andersen LLP which are not included in this Prospectus. The selected consolidated financial data for the six months ended June 30, 1996 and June 28, 1997 are derived from the Company's unaudited Consolidated Financial Statements included elsewhere in this Prospectus. The unaudited Consolidated Financial Statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. Results for the six months ended June 28, 1997 are not necessarily indicative of the results that may be expected for the year ending December 27, 1997 or any other future fiscal year.

                                           YEAR ENDED                     SIX MONTHS ENDED,
                          ----------------------------------------------- ------------------
                                   DECEMBER 31,
                          ---------------------------------- DECEMBER 28, JUNE 30,  JUNE 28,
                           1992     1993     1994     1995       1996       1996      1997
                          ----------------- -------  ------- ------------ --------  --------
                                                                             (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF INCOME DATA:
Revenues................  $ 5,111  $10,033  $20,723  $36,161   $62,050    $27,890   $39,055
Cost of revenues........    1,435    2,945    7,074   12,100    24,312     11,150    12,033
                          -------  -------  -------  -------   -------    -------   -------
  Gross profit..........    3,676    7,088   13,649   24,061    37,738     16,740    27,022
                          -------  -------  -------  -------   -------    -------   -------
Operating expenses:
 Engineering, research
  and development.......    1,360    1,862    3,301    8,117    11,121      4,994     6,017
 Selling and marketing..       99      140      362    2,923     6,621      2,816     4,882
 General and administra-
  tive..................    1,525    2,194    2,903    4,238     6,426      2,675     3,851
                          -------  -------  -------  -------   -------    -------   -------
  Total operating ex-
   penses...............    2,984    4,196    6,566   15,278    24,168     10,485    14,750
                          -------  -------  -------  -------   -------    -------   -------
  Income from opera-
   tions................      692    2,892    7,083    8,783    13,570      6,255    12,272
Other income (expense)..      (29)    (681)      (4)      38      (384)      (101)       94
                          -------  -------  -------  -------   -------    -------   -------
  Income before
   provision for income
   taxes................      663    2,211    7,079    8,821    13,186      6,154    12,366
Provision for income
 taxes..................      194      815    2,889    3,410     5,285      2,467     4,946
                          -------  -------  -------  -------   -------    -------   -------
Net income..............  $   469  $ 1,396  $ 4,190  $ 5,411   $ 7,901    $ 3,687   $ 7,420
                          =======  =======  =======  =======   =======    =======   =======
Net income per
 share(1)...............  $   .01  $   .04  $   .13  $   .16   $   .23    $   .11   $   .22
                          =======  =======  =======  =======   =======    =======   =======
Weighted average common
 and common equivalent
 shares outstanding(1)..   31,519   31,954   32,431   32,913    33,787     33,672    34,012

                                 DECEMBER 31,
                         ---------------------------- DECEMBER 28,  JUNE 28,
                          1992   1993   1994   1995       1996        1997
                         ------ ------ ------ ------- ------------ -----------
                                                                   (UNAUDITED)
                                            (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital......... $  656 $2,323 $5,906 $10,238   $14,960      $21,915
Total assets............  2,277  5,483  9,973  22,683    34,772       44,446
Long-term obligations,
 less current maturi-
 ties...................    --     --     --    3,537     3,837        3,584
Total stockholders' eq-
 uity...................    739  2,255  6,471  12,125    20,086       27,541

--------
(1) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The following discussion contains certain trend analysis and other statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual results or events may differ materially. In evaluating such statements, prospective investors should specifically consider the risk factors set forth below and identified elsewhere in this Prospectus, particularly the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

OVERVIEW

  The Company has been profitable since it was founded in 1988 and has financed its operations principally through cash generated from operations. The Company has experienced significant revenue growth resulting, in part, from the increasing acceptance of programmable switching as a means of addressing the enhanced services and wireless and wireline infrastructure needs of network providers. The Company designed and shipped its first programmable switching product, the XLDX, during the fourth quarter of 1988, to Boston Technology, Inc. ("BTI"). The Company subsequently expanded its product offering to include a family of open, programmable switching platforms. The LNX and PCX switching platforms were introduced in 1991 and have been subsequently enhanced. The Company introduced the EXS switching system in 1995 and the CSN switching platform in 1996. Through June 28, 1997, the Company's revenues have been derived from sales to application developers, OEMs and systems integrators.

  During the early years of the Company's operations, revenues from BTI represented substantially all of the Company's annual revenues. The Company has continued to establish customer relationships with other application developers, OEMs and systems integrators, penetrate new markets, and improve the capacity, functionality and features of its family of products. Currently, the Company sells its products to over 100 customers in a variety of segments of the global telecommunications industry. During 1996 and the first six months of 1997, BTI represented approximately 36.7% and 34.6%, respectively, of the Company's revenues.

  The Company's products are sold through its direct sales force primarily to application developers, OEMs and systems integrators which incorporate the Company's products into their service and product offerings. The Company sells each of its switching platforms with a varying combination of network interface line cards and service resource cards that are specified by customer and application requirements. The Company's switching platforms range in list price from approximately $21,000 to $275,000 depending upon the platform type, number and type of network interface line and service resource cards. The Company's EXS switching systems range in list price from approximately $500,000 to $4,500,000. The Company also sells additional network interface line cards and service resource cards that allow customers to expand capacity and functionality and provide for redundancy of their installed systems.

  Revenues from product sales are recognized upon shipment, at which time the Company provides an estimate of anticipated post sale support, warranty costs and sales returns. The increase in the reserve for sales returns can be attributed to the volume increase in sales, the timing and significance of new product introductions and the increased complexity of the uses of the Company's equipment. In addition, the Company estimates reserves to adjust for the realizability of accounts receivable and inventory. While the Company believes its estimates for post sale support, warranty costs, sales returns and the realizability of accounts receivable and inventory are adequate, actual results could differ from those estimates.

  Revenues from sales of software development tools and services such as technical support, training and product maintenance have not been significant to date. The Company has not capitalized any software development costs and all research and development costs have been expensed as incurred.

  The Company's profitability is influenced by a number of factors, including pricing, cost of materials, product and technological advancements from research and development efforts and the expansion of its operations. The Company anticipates the addition of personnel and related infrastructure as it seeks to increase revenues, and to meet other strategic goals such as developing new products and technologies, broadening strategic partnerships with, and incorporating new applications for, its customers, entering new markets and expanding internationally. The Company anticipates that engineering, research and development expenses will increase in absolute dollars, and may increase as a percentage of revenues, as the Company pursues engineering efforts to provide enhanced functionality to its products, increase port capacity and develop additional software features.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in the Company's Consolidated Statements of Income:

                                         YEAR ENDED           SIX MONTHS ENDED
                                 ---------------------------- -----------------
                                 DECEMBER 31,
                                 --------------  DECEMBER 28, JUNE 30, JUNE 28,
                                  1994    1995       1996       1996     1997
                                 ------  ------  ------------ -------- --------
Revenues........................  100.0%  100.0%    100.0%     100.0%   100.0%
Cost of revenues................   34.1    33.5      39.2       40.0     30.8
                                 ------  ------     -----      -----    -----
  Gross profit..................   65.9    66.5      60.8       60.0     69.2
Operating expenses:
 Engineering, research and de-
  velopment.....................   15.9    22.4      17.9       17.9     15.4
 Selling and marketing..........    1.8     8.1      10.7       10.1     12.5
 General and administrative.....   14.0    11.7      10.3        9.6      9.9
                                 ------  ------     -----      -----    -----
  Total operating expenses......   31.7    42.2      38.9       37.6     37.8
                                 ------  ------     -----      -----    -----
  Income from operations........   34.2    24.3      21.9       22.4     31.4
Other income (expense)..........    --       .1       (.6)       (.3)      .2
                                 ------  ------     -----      -----    -----
  Income before provision for
   income taxes.................   34.2    24.4      21.3       22.1     31.6
Provision for income taxes......   14.0     9.4       8.5        8.9     12.6
                                 ------  ------     -----      -----    -----
Net income......................   20.2%   15.0%     12.8%      13.2%    19.0%
                                 ======  ======     =====      =====    =====

SIX MONTHS ENDED JUNE 30, 1996 AND JUNE 28, 1997

  Revenues. The Company's revenues consist of sales, primarily in the United States, of its open, programmable switching platforms and related network interface line cards and service resource cards. Revenues increased 40.0% from $27.9 million in the first six months of 1996 to $39.1 million for the comparable period in 1997. This increase resulted from the introduction of new or expanded offerings by existing customers incorporating the Company's products, the expansion of customers' existing markets and the introduction of new applications by new and existing customers. In addition, revenues increased due to increased market penetration resulting from the efforts of the Company's expanded selling and marketing organizations.

  Revenues from the Company's five largest customers represented approximately 53.8% and 59.9% of the Company's revenues for the first six months of 1996 and 1997, respectively. BTI represented approximately 37.6% and 34.6% of the Company's revenues for these same periods, respectively. Although the Company's largest customers have varied from period to period, the Company believes that revenues derived from current and potential large customers will continue to represent a significant proportion of revenues, and that its results of operations in any given period will continue to depend to a significant extent upon sales to a limited number of customers. There can be no assurance that the Company's principal customers will continue to purchase product at current levels, if at all.

  Gross Profit. Cost of revenues consists primarily of the cost of purchased components and subassemblies, contract manufacturing costs, labor and overhead relating to material procurement, final assembly, testing and quality control, and warranty and post sale support costs. Cost of revenues increased 7.9% from $11.2 million in the first six months of 1996 to $12.0 million for the comparable period in 1997. Gross margin increased from 60.0% in the first six months of 1996 to 69.2% in the first six months of 1997. The increase in gross margin was primarily attributable to lower component prices, changes in product mix and increased manufacturing efficiencies as the Company increased its production volume, all of which the Company estimates represents approximately half of the gross margin increase from 1996 to 1997. In addition, gross margins for the first six months of 1996 were impacted by the introduction of the EXS switching system and related technology which resulted in valuation adjustments of certain existing inventory components, which the Company estimates represents the other half of the gross margin increase from 1996 to 1997.

  Warranty and post sales support costs were approximately $516,000 and $1.1 million for the six months ended June 30, 1996 and June 28, 1997, respectively. The increase in these costs is primarily attributable to the Company's growing customer base and increasing sales volume.

  Engineering, Research and Development. Engineering, research and development costs consist primarily of compensation and related costs of engineering and development personnel, materials and supplies consumed in prototype development, related facility costs and depreciation of engineering and test equipment. All research and development costs, including software development costs, have been expensed as incurred. Engineering, research and development costs increased 20.5% from $5.0 million in the first six months of 1996 to $6.0 million for the comparable period in 1997. As a percentage of revenues, these costs were 17.9% and 15.4%, respectively, in such periods. The increase in engineering, research and development costs in absolute dollars was primarily attributable to an increase in engineering and research personnel partially offset by significant decreases in the consumption of prototype supplies and materials. Engineering and research personnel increased from 47 employees at the end of the second quarter of 1996 to 95 employees at the end of the same period in 1997.

  Selling and Marketing. Selling and marketing costs consist primarily of compensation and related costs for sales, marketing and customer support personnel, travel and advertising, trade show and other promotional activities. Selling and marketing costs increased 73.4% from $2.8 million in the first six months of 1996 to $4.9 million for the comparable period in 1997. As a percentage of revenues, these costs were 10.1% and 12.5%, respectively, in such periods. The increase in selling and marketing costs in absolute dollars was primarily attributable to an increase in sales, marketing and customer support personnel from 43 employees at the end of the second quarter of 1996 to 54 employees at the end of the same period in 1997. In addition, trade show and promotional activities in the first six months of 1997 contributed to this increase.

  General and Administrative. General and administrative costs include compensation and related costs of management and administrative personnel, professional services, costs to implement and maintain manufacturing and management information systems and other general corporate expenses. General and administrative costs increased 44.0% from $2.7 million in the first six months of 1996 to $3.9 million for the comparable period in 1997. As a percentage of revenues, these costs were 9.6% and 9.9%, respectively, in such periods. The increase in general and administrative costs was primarily attributable to an increase in general and administrative personnel from 30 employees at the end of the second quarter of 1996 to 38 employees at the end of the same period in 1997. In addition, expenditures for professional services contributed to the increase in general and administrative costs.

  Other Income (Expense). Other income (expense), which primarily includes interest income and interest expense, was ($101,000) and $94,000 for the first six months of 1996 and 1997, respectively.

  Provision for Income Taxes. The Company's effective rate for Federal and state income taxes was 40.1% and 40.0% for the first six months of 1996 and 1997, respectively.

YEARS 1994, 1995 AND 1996

  Revenues. Revenues increased 74.5% from $20.7 million in 1994 to $36.2 million in 1995 and increased 71.6% to $62.1 million in 1996. The increases resulted, in part, from the Company's continuing efforts to enhance the scalability, performance, capacity and functionality of its products through the modification and introduction of features and products, including the introduction of the EXS switching system in 1995 and the CSN switching platform in 1996. The increase in revenues in each of the years also resulted from the introduction of new or expanded offerings by existing customers incorporating the Company's products, the introduction of new applications by new and existing customers and the expansion of the Company's selling and marketing efforts.

  Revenues from the Company's five largest customers represented approximately 65.4%, 70.1% and 57.1% of the Company's revenues for 1994, 1995 and 1996, respectively. During 1994, 1995 and 1996, BTI represented approximately 33.1%, 40.6% and 36.7%, respectively, of the Company's revenues. Additionally, 11.4% of the Company's revenues in 1995 were derived from sales to Ericsson Messaging Systems Inc. and 10.0% of the Company's revenues in 1994 were derived from sales to AccessLine Technologies, Inc.

  Gross Profit. Cost of revenues increased from $7.1 million in 1994 to $12.1 million in 1995 and to $24.3 million in 1996. The gross margin increased from 65.9% in 1994 to 66.5% in 1995 and decreased to 60.8% in 1996. The increase in gross margin in 1995 was attributable primarily to greater manufacturing efficiencies achieved in producing larger volumes in the same manufacturing facility. The decrease in gross margin in 1996 resulted primarily from the introduction of the EXS switching system and related technology, which resulted in valuation adjustments of certain existing inventory components. Increased warranty and related support costs also contributed to the decline in gross margin. In addition, gross margin was negatively impacted by the Company's relocation of its manufacturing operations in November 1995, the subsequent expansion of this facility in 1996 and increased compensation and related costs associated with the Company's efforts to strengthen its manufacturing infrastructure.

  Warranty and post sales support costs were approximately $90,000, $155,000 and $1.3 million for the years ended December 31, 1994, December 31, 1995 and December 28, 1996, respectively. The increase in these costs in 1996 is primarily related to the increase in support costs associated with the Company's growing customer base and increasing sales volume and an increase in warranty costs related to introductions of new products and technologies.

  Engineering, Research and Development. Engineering, research and development costs increased from $3.3 million in 1994 to $8.1 million in 1995 and to $11.1 million in 1996. As a percentage of revenues, engineering, research and development expenses were 15.9%, 22.4% and 17.9% for 1994, 1995 and 1996, respectively. The increases in engineering, research and development costs in absolute dollars were primarily attributable to continuing efforts to expand the Company's research and development infrastructure. Engineering, research and development personnel increased from 28 employees at the end of 1994 to 38 employees at the end of 1995 and to 68 employees at the end of 1996. Increases also resulted from the timing and amount of the consumption of materials used for prototypes in the development process. The Company's relocation in 1995 to a larger facility and capital investments made in 1995 and 1996 in engineering and test equipment resulted in increased occupancy costs and depreciation expenses for both years.

  Selling and Marketing. Selling and marketing costs increased from $362,000 in 1994 to $2.9 million in 1995 and to $6.6 million in 1996. As a percentage of revenues, these costs were 1.8%, 8.1% and 10.7% for 1994, 1995 and 1996, respectively. The increase in selling and marketing costs reflects the expansion of the Company's sales, marketing and customer support personnel from seven employees at the end of 1994 to 28 employees at the end of 1995 and to 51 employees at the end of 1996. During 1995 and 1996, the Company's expanded efforts to market and promote its products through trade shows, advertising, public relations and other promotional activities also resulted in increased selling and marketing costs. The Company's relocation in 1995 and the opening of four sales offices in 1996 resulted in increased occupancy costs in 1995 and 1996.

  General and Administrative. General and administrative costs increased from $2.9 million in 1994 to $4.2 million in 1995 and to $6.4 million in 1996. As a percentage of revenues, these costs were 14.0%, 11.7% and 10.3% for 1994, 1995 and 1996, respectively. The increase in general and administrative costs in absolute dollars resulted primarily from an increase in general and administrative personnel from six employees at the end of 1994 to 21 employees at the end of 1995 and to 35 employees at the end of 1996. The Company's efforts to expand and strengthen the administrative infrastructure included the additions of a Chief Financial Officer, Chief Operating Officer and other personnel in the areas of finance, human resources and purchasing. Beginning in 1995 and continuing in 1996, the Company made significant investments in its manufacturing and management information systems, including the implementation of its enterprise resource planning system. The Company's relocation to larger facilities in 1995 resulted in increased occupancy and depreciation costs in 1995 and 1996.

  Other Income (Expense). Other income (expense) was ($4,000), $38,000 and ($384,000) for 1994, 1995 and 1996, respectively.

  Provision for Income Taxes. The Company's effective rate for Federal and state income taxes was 40.8%, 38.7% and 40.1% for 1994, 1995 and 1996, respectively.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth certain unaudited quarterly financial information for the six quarters in the period ended June 28, 1997 in dollars and as a percentage of revenues. This information is derived from unaudited consolidated financial statements and has been prepared on the same basis as the Company's Consolidated Financial Statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, this information reflects all adjustments, (consisting only of normal recurring adjustments), necessary for a fair presentation of the information when read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto. The results for any quarter are not necessarily indicative of future quarterly results of operations, and the Company believes that period-to-period comparisons should not be relied upon as an indication of future performance.

                                               QUARTER ENDED
                          ----------------------------------------------------------
                          MARCH 31, JUNE 30,  SEPT. 30, DEC. 28,  MARCH 29, JUNE 28,
                            1996      1996      1996      1996      1997      1997
                          --------- --------  --------- --------  --------- --------
                                               (IN THOUSANDS)
Revenues................   $12,222  $15,668    $16,439  $17,721    $18,518  $20,537
Cost of revenues........     4,751    6,399      6,406    6,756      5,860    6,173
                           -------  -------    -------  -------    -------  -------
 Gross profit...........     7,471    9,269     10,033   10,965     12,658   14,364
                           -------  -------    -------  -------    -------  -------
Operating expenses:
 Engineering, research
  and development.......     2,702    2,292      2,772    3,355      2,942    3,075
 Selling and marketing..     1,064    1,752      1,677    2,128      2,297    2,585
 General and
  administrative........     1,164    1,511      1,898    1,853      1,959    1,892
                           -------  -------    -------  -------    -------  -------
 Total operating
  expenses..............     4,930    5,555      6,347    7,336      7,198    7,552
                           -------  -------    -------  -------    -------  -------
 Income from
  operations............     2,541    3,714      3,686    3,629      5,460    6,812
Other income (expense)..       (15)     (86)      (136)    (147)        44       50
                           -------  -------    -------  -------    -------  -------
 Income before provision
  for income taxes......     2,526    3,628      3,550    3,482      5,504    6,862
Provision for income
 taxes..................     1,013    1,454      1,424    1,394      2,201    2,745
                           -------  -------    -------  -------    -------  -------
Net income..............   $ 1,513  $ 2,174    $ 2,126  $ 2,088    $ 3,303  $ 4,117
                           =======  =======    =======  =======    =======  =======
                                        AS A PERCENTAGE OF REVENUES
                          ----------------------------------------------------------
                          MARCH 31, JUNE 30,  SEPT. 30, DEC. 28,  MARCH 29, JUNE 28,
                            1996      1996      1996      1996      1997      1997
                          --------- --------  --------- --------  --------- --------
Revenues................     100.0%   100.0%     100.0%   100.0%     100.0%   100.0%
Cost of revenues........      38.9     40.8       39.0     38.1       31.7     30.1
                           -------  -------    -------  -------    -------  -------
 Gross profit...........      61.1     59.2       61.0     61.9       68.3     69.9
                           -------  -------    -------  -------    -------  -------
Operating expenses:
 Engineering, research
  and development.......      22.1     14.6       16.9     18.9       15.9     15.0
 Selling and marketing..       8.7     11.2       10.2     12.0       12.4     12.5
 General and
  administrative........       9.5      9.6       11.5     10.5       10.5      9.2
                           -------  -------    -------  -------    -------  -------
 Total operating
  expenses..............      40.3     35.4       38.6     41.4       38.8     36.7
                           -------  -------    -------  -------    -------  -------
 Income from
  operations............      20.8     23.8       22.4     20.5       29.5     33.2
Other income (expense)..       (.1)     (.6)       (.8)     (.8)        .2       .2
                           -------  -------    -------  -------    -------  -------
 Income before provision
  for income taxes......      20.7     23.2       21.6     19.7       29.7     33.4
Provision for income
 taxes..................       8.3      9.3        8.7      7.9       11.9     13.4
                           -------  -------    -------  -------    -------  -------
Net income..............      12.4%    13.9%      12.9%    11.8%      17.8%    20.0%
                           =======  =======    =======  =======    =======  =======

  The Company has experienced significant fluctuations in revenues, expenses and results of operations from quarter to quarter, and such fluctuations are likely to continue. The Company typically receives more product orders and generates greater revenues in the fourth quarter. During the last several years, revenues in the first quarter have typically been lower than those recorded in the preceding fourth quarter. The Company believes that this concentration of order placements in specific quarterly periods is due to customers' buying patterns and budgeting cycles. A significant portion of the Company's revenues have been generated from a limited number of customers and it is difficult to predict the timing of future orders and shipments to these and other customers.

The Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers.

  The Company has also experienced significant variations in its quarterly gross margins, particularly during 1996. This fluctuation was caused by several factors. During 1996, the introduction of the EXS switching system and related technology resulted in valuation adjustments of certain inventory components. The relocation and subsequent expansion of the Company's manufacturing facility and the development of manufacturing infrastructure also resulted in quarterly increases in occupancy and overhead costs.

  The Company's expenditures for engineering, research and development have varied from quarter to quarter primarily as a result of the timing and number of additions of personnel and related compensation costs, and the amount, timing and significance of prototype supplies and materials consumed in product prototype development and testing. The Company's selling and marketing and general and administrative expenses have generally increased on a quarterly basis primarily as a result of the timing and number of additions in personnel and compensation and related costs and the timing, number and significance of specific marketing and sales activities such as trade shows and other promotional activities. The relocation of the Company's facilities resulted in increased occupancy costs in 1996 and 1997.

  Overall, operating expenses vary with the number, timing and significance of additional product and product enhancement introductions by the Company and its competitors, increased competition, the gain of significant customers or the reduction in orders from customers, the hiring of personnel and general economic conditions. All of the above factors are difficult for the Company to forecast and these or other factors may have a material adverse effect on the Company's business, financial condition and results of operations for one quarter or a series of quarters. Customers can cancel or reschedule shipments, and development or production difficulties could delay shipments. Only a small portion of the Company's operating expenses vary with revenues in the short term and there would likely be a material adverse effect on the Company's business, financial condition and results of operations if revenues are lower than expected.

  Based on all of the foregoing, the Company believes that quarterly revenues and results of operations are likely to vary significantly in the future and that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. See "Risk Factors--Fluctuations in Results of Operations."

RECENT RESULTS OF OPERATIONS

  The following table shows certain unaudited consolidated financial data for the quarters and nine months ended September 30, 1996 and September 27, 1997. The Company believes that this information reflects all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The operating results for any period are not necessarily indicative of results for any future period.

                                                                  NINE MONTHS
                                                 QUARTER ENDED       ENDED
                                                --------------- ---------------
                                                 SEPT.   SEPT.   SEPT.   SEPT.
                                                  30,     27,     30,     27,
                                                 1996    1997    1996    1997
                                                ------- ------- ------- -------
                                                (IN THOUSANDS, EXCEPT PER SHARE
                                                             DATA)
Revenues....................................... $16,439 $23,570 $44,329 $62,625
Income from operations.........................   3,686   8,298   9,941  20,570
Net income.....................................   2,126   5,151   5,813  12,571
Net income per share........................... $   .06 $   .15 $   .17 $   .37
Weighted average common and common equivalent
 shares outstanding............................  33,827  34,028  33,779  34,025

  The consolidated financial data for the quarter ended September 27, 1997 set forth above is generally consistent with the trends discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has funded its operations primarily through cash provided by operations.

  During 1994, 1995 and 1996, cash provided by operating activities totaled $2.2 million, $1.2 million and $7.3 million, respectively. The decrease in 1995 was primarily the result of increases in accounts receivable and inventory levels partially offset by increases in net income, accounts payable and accrued expenses. The increase in 1996 was primarily attributable to increases in net income, accrued expenses and accrued income taxes, partially offset by an increase in deferred income taxes and a decrease in accounts payable. Cash provided by operating activities for the first six months of 1996 and 1997 was $212,000 and $9.7 million, respectively. The increase in the 1997 period was primarily attributable to an increase in net income and a decrease in inventories.

  The Company's investing activities consumed $940,000, $4.1 million and $4.1 million in 1994, 1995 and 1996, respectively. During the first six months of 1996 and 1997, investing activities consumed $2.5 million and $2.3 million, respectively. The majority of these expenditures reflect the acquisition, renovation and expansion of the Company's facilities and the purchase of capital equipment.

  During 1995, the Company purchased and renovated two buildings and related land for approximately $3.2 million. These acquisitions and renovations were financed, in part, by the proceeds from a $2.6 million secured loan from a bank. This loan requires monthly principal and interest payments of approximately $26,000 through April 2010. Interest accrues at the bank's prime rate plus .75%. This loan is secured by the two buildings and related land having a carrying value of approximately $3.1 million at June 28, 1997.

  In 1995, the Company entered into a building lease which requires monthly payments ranging from approximately $12,000 to $14,000 through July 2000. The lease can be extended through July 2005 and includes a purchase option exercisable, beginning in August 1998, for $875,000. The Company intends to exercise this option as early as possible, and accordingly, has reflected this lease as a capital transaction.

  On June 30, 1997, the Company purchased property to be used for the construction of an additional building. The purchase price of $575,000 and the estimated construction costs of $3.6 million will be financed, in part, by a $2.1 million Real Estate Promissory Note with a bank, of which $460,000 has been advanced to the Company to date. Borrowings under this note shall bear interest at prime (8.5% at June 28, 1997) plus .25% and are secured by the property and certain other assets. Monthly payments of interest are required beginning in July 1997. Beginning in July 1998, monthly payments of principal and interest will be made over a period of fifteen years.

  The Company's unsecured line of credit arrangement with a bank provides up to $10.0 million in credit availability. Borrowings under this agreement are limited to 75% of eligible accounts receivable plus 50% of certain inventories. Borrowings under this agreement bear interest, at the Company's discretion, at either the bank's base rate (8.5% at June 28, 1997) or the Eurodollar rate (5.7% at June 28, 1997) plus 2.5%. The agreement requires the Company to comply with certain financial covenants, including a debt-to-tangible net worth ratio and a minimum profitability covenant. The agreement also restricts the Company's ability to pay cash dividends. The Company was in compliance with these covenants as of June 28, 1997. During the first six months of 1996, the Company borrowed $2.3 million against this line of credit. There were no amounts outstanding under this line of credit at December 28, 1996 or June 28, 1997.

  At June 28, 1997, the Company's principal sources of liquidity consisted of cash, cash equivalents and short-term investments of approximately $12.2 million, working capital of approximately $21.9 million and $10.0 million of funds available under the bank line of credit. The Company believes that the net proceeds of this offering, together with available funds and cash generated from operations, will be sufficient to meet the Company's working capital requirements for at least the foreseeable future. The Company plans to finance its long-term capital needs with the net proceeds of this offering, together with available borrowings and cash flow from operations. To the extent that such funds are insufficient to finance the Company's activities, the Company may have to raise working capital through the issuance of additional equity or debt securities. There can be no assurance that additional financing will be available on acceptable terms.

                                   BUSINESS

  Excel is a leading provider of open switching platforms for telecommunications networks worldwide. The Company develops, manufactures, markets and supports a family of open, programmable, carrier-class switches that addresses the complex enhanced services and wireless and wireline infrastructure needs of network providers. Excel's products offer network providers the flexibility to address multiple market applications and the scalability to deploy a variety of system capacities. The Company's programmable switching platforms enable network providers to deliver improved networking functionality at a lower cost than purchasing, upgrading or reprogramming traditional, closed, central office switches. The Company's products are currently deployed in telecommunications networks in approximately 50 countries throughout the world.

  Excel offers a family of programmable switching platforms that are designed with distributed architecture and open software to maximize performance and provide multiple levels of programmability and redundancy. Excel's open switching platforms integrate with a wide variety of host computer systems, operating systems and application development environments. The Company's product family scales from 512 to 30,720 ports. Using Excel's patented Programmable Protocol Language ("PPL"), application developers can customize the switching software to their unique requirements, allowing them to introduce new services and applications rapidly. As customer requirements evolve, the Excel platform can be upgraded without requiring extensive and complex programming changes to the underlying software.

  The Company sells to a variety of customers in the worldwide telecommunications market, including application developers, original equipment manufacturers ("OEMs") and systems integrators. These customers include Boston Technology, Inc., Brite Voice Systems, Inc., Ericsson Messaging Systems Inc., Glenayre Technologies Inc., IEX Corporation, MCI Communications Corporation, Lucent Technologies Inc. (Octel Messaging Division), Phoenix Wireless Group, Inc., Priority Call Management, Inc., QUALCOMM Incorporated and WorldCom, Inc. Excel's customers integrate the Company's open, programmable switching platforms with their product offerings to address a variety of market applications for network providers, ranging from enhanced services such as voice messaging, one number services and prepaid debit cards, to wireless and wireline infrastructure services such as tandem switching, mobile switching centers and intelligent base station controllers. Network providers which have installed Excel's products include AT&T Corp., Ameritech Corporation, Bell Atlantic Corporation, BellSouth Corporation, British Telecommunications plc, GTE Corporation, MCI Communications Corporation, Nippon Telegraph and Telephone Corporation, Pacific Bell, Sprint Corporation, Telstra Corporation Ltd., Time Warner Inc. and WorldCom, Inc.

INDUSTRY BACKGROUND

  Global deregulation and technological advances have led to significant change in the worldwide telecommunications market. Increased telecommunications service demand coupled with the advent of new carriers are creating an intensely competitive environment for network providers. In the United States, competition exists among the Regional Bell Operating Companies ("RBOCs"), Interexchange Carriers ("IXCs"), Local Exchange Carriers ("LECs"), Competitive Local Exchange Carriers ("CLECs"), wireless carriers and cable television broadcasters. Internationally, established network providers ("PTTs") are facing competition from emerging alternative wireless and wireline carriers. Increasing competitive pressures in the United States and internationally are forcing network providers to lower infrastructure costs, increase network flexibility and offer new and enhanced services. These challenges require network providers to deploy new services rapidly and cost-effectively, while protecting their existing infrastructure investment.

  Functionality of the core telecommunications switching infrastructure has not developed as quickly as network providers demand. Traditional telecommunications switches are designed for specific uses, and as a result, are time-consuming and expensive to modify for new applications. These traditional, closed switches do not provide the scalability, flexibility or cost-effectiveness to address the requirements of enhanced services or wireless and wireline infrastructure. In addition, traditional switches are not compatible among vendors nor are they easily adaptable to different international network signaling requirements.

 Enhanced Services

  The evolving telecommunications environment is increasingly forcing network providers to differentiate their offerings. As network providers strive to capture or maintain market share and stimulate usage, they must offer as standard features many enhanced services that were once offered as premium applications. Enhanced services include such diverse telephony applications as voice messaging, one number services, paging, e-mail, fax messaging, unified messaging, voice recognition dialing, prepaid debit cards and conference bridging. Once deployed, enhanced services enable network providers to increase revenues through subscription fees and greater network utilization.

  Open, programmable switches address an emerging market for enhanced services as application developers, OEMs and systems integrators increasingly are able to develop applications that were once controlled by closed switch vendors. Systems designed by traditional switch vendors are not easily modified for enhanced services. Using open, programmable switching platforms, network providers are able to implement applications cost-effectively today that can scale as customer demand increases over time, while protecting their existing investment in legacy switches.

 Wireless Infrastructure

  Deregulation, increased consumer demand, increased competition for subscribers and price/performance improvements in service have led to rapid growth in the wireless infrastructure market. The wireless infrastructure market includes traditional cellular systems, emerging personal communication services ("PCS"), wireless local loop and mobile satellite systems. Wireless infrastructure equipment for these markets needs to address both high and low mobility wireless networks and accommodate analog and emerging digital standards such as CDMA, GSM and PCS-1900. Network providers are seeking solutions that will allow them to meet today's market demands cost-effectively while scaling to meet future requirements. According to an industry source, the worldwide cellular and PCS subscriber base is expected to grow approximately 20% per year to reach 300 million users by the year 2000. Network providers also are seeking an alternative to the expensive and traditional infrastructure of the telephone network to address the local loop. As widespread replacement or installation of copper wireline remains prohibitively expensive, the market for wireless systems to provide basic telephone service has emerged.

  Open, programmable switches provide the speed, scalability and cost-effectiveness that wireless network providers are seeking. Programmable switches enable wireless network providers to prototype, test and deploy new wireless services in a rapid timeframe. Open, programmable switches can scale incrementally as the wireless subscriber base expands or demands more services, allowing wireless network providers to make cost-effective initial infrastructure investments. In addition, open, programmable switches enable wireless network providers to add enhanced services to their networks using the same infrastructure platform.

 Wireline Infrastructure

  Traditional switching technology has not kept pace with the new applications and service requirements generated by the rapid growth and competitive changes within the global telecommunications markets. New entrants, such as CLECs, long distance resellers and emerging international network providers, do not wish to invest in or incur the high operating costs of traditional, inflexible, single-purpose switching equipment. Many of these new network providers must initially compete with incumbent RBOCs, LECs, IXCs and PTTs for subscribers based upon lower prices and improved services. In addition, many existing network providers are expanding into new markets, such as the RBOCs entering the long distance market and the IXCs entering the local exchange market. To compete in these new markets, incumbent providers must add cost-effective switches to their current networking infrastructure.

  Using open, programmable switching platforms, network providers can build flexible, cost-effective wireline infrastructures which can be adapted to their specific service requirements. With open, programmable switching platforms, network providers can scale their networks as they add subscribers and implement new and enhanced services using the same infrastructure. Open, programmable switches have recently been implemented in tandem switching, one-plus dialing, international call-back services and international gateway.

 Initial Programmable Switching Products

  Several companies market switching products aimed at addressing the limitations of traditional, closed switches. However, the initial switching products designed to address this opportunity have not satisfied the requirements of network providers. Initial products positioned as open, programmable switches have been configurable, but have lacked the programmability, openness, flexibility and scalability needed to address a wide range of enhanced services and wireless and wireline infrastructure requirements. The Company believes that network providers are demanding telecommunications switches that are truly open and programmable, thereby enabling them rapidly and cost-effectively to meet their enhanced services and infrastructure requirements.

THE EXCEL SOLUTION

  Excel has developed open, programmable switching platforms that allow network providers to offer cost-effective, scalable and flexible enhanced services and wireless and wireline communications with a time-to-market advantage over conventional switching platforms. The Company's integrated hardware and software solutions are designed to offer the following benefits:

  Open Programmability. The Company's product architecture is designed to be open at multiple software programming levels, including the protocol, call control, digital signal processing, resource provisioning and application levels. Using these programmability features, network providers can rapidly integrate applications with non-standard and international protocol variations and offer customized services to their end-users. Excel's switching platforms offer complete programmability, rather than configurability, from the host computer. They are designed to be truly open, allowing customers to control their own applications, and to have the capability to modify any function of the software within the platform at any level, time or geographic location.

  Rapid Time-to-Market. The Company's products are designed to allow application developers to offer network providers new services more quickly than with conventional switching platforms. Excel's open programmability facilitates rapid deployment of these services in domestic and international markets by integrating rapidly with various signaling protocols and global network standards.

  Flexibility. The Company's switching platforms can be programmed by a customer to be used for a wide-range of enhanced services and wireless and wireline infrastructure applications.

  Scalability. The distributed and modular nature of Excel's switching platforms allows network providers to expand their networks easily as the subscriber base increases. Excel's switching platforms can scale from 512 to 2,048 ports within the individual chassis and total system capacity can be expanded to 30,720 ports through the use of Excel's patented fiber optic expansion network, EXNET. In addition, network providers can migrate across the Company's product family without undertaking expensive and time consuming modifications to the host platform.

  Distributed Architecture. The Company's products are designed with distributed architecture utilizing its patented Selective Space Switching technology and a fiber optic expansion network. These designs increase reliability and allow linear growth in performance as resources are added.

  Cost-Effective. Excel's products offer increased capacity, performance and functionality for a lower initial investment and reduced operational costs than traditional, closed switches.

  Redundancy and Reliability. The Company's carrier-class products are designed to meet the high redundancy and reliability requirements demanded by network providers. The redundant features of the Company's products ensure that critical applications remain operational.

STRATEGY

  Excel's objective is to be a leader in open, programmable switching platforms for telecommunications networks worldwide. The key elements of the Company's strategy are to:

  Focus on Open Telecommunications Technology. Since its inception, the Company has focused on developing, manufacturing and selling truly open, software-based programmable switching platforms. Openness is the ability to modify easily and rapidly any function of the software within the switching platform at any level, time or geographic location. All of the Company's products have been originally designed, rather than reengineered, to be open. To date, the Company has focused on enhancing its open architecture within the switching platforms. The Company is now focusing its research and development efforts to extend to applications the same level of openness established in its switching platforms. Excel believes this effort will allow application developers to accelerate the introduction of their products and services.

  Maintain and Strengthen Relationships with Application Developers, OEMs and Systems Integrators. Excel has built a market leadership position through its relationships with application developers, OEMs and systems integrators. The Company has worked with over 100 application developers, OEMs and systems integrators which market a wide variety of products and services based on the Company's technology. The Company believes that these relationships improve its understanding of the requirements of network providers and generate demand for a variety of market applications. The Company intends to strengthen its current relationships and develop new relationships with application developers, OEMs and systems integrators to increase the number and scope of applications which incorporate the Company's products.

  Provide Superior Customer Service and Support. The Company believes that providing a high level of service and support is a competitive advantage in developing key customer relationships. Excel focuses its customer support services on helping customers to integrate Excel's products into their applications rapidly. The Company's open, programmable software allows it to help its customers make detailed, on site platform modifications, without significant involvement of research and development resources.

  Expand Existing Markets and Enter Emerging Markets. Excel seeks to increase its market share through further collaboration with existing customers and increased penetration of existing applications markets. In addition, the Company is focusing on emerging geographic and product markets by developing new application developer, OEM and systems integrator relationships and expanding its sales and marketing efforts to international markets.

  Establish Open, Programmable Switching as an Industry Standard. The Company intends to leverage its market leadership position to establish open, programmable switching platforms as a standard in the telecommunications industry. The Company is working directly with network providers to accelerate the adoption of open, programmable switching into the core telecommunications infrastructure.

PRODUCTS AND TECHNOLOGY

 PRODUCTS

  The Company offers a family of open, programmable switching products for application developers, OEMs and systems integrators. The Company's product family consists of four switching products: the LNX, a 2,048 port switching platform; the CSN, a 1,024 port switching platform; the PCX, a 512 port switching platform; and the EXS, a 30,720 port switching system. All of the Company's products can be used in a wide range of enhanced services and wireless and wireline infrastructure applications.

  All of Excel's products share a common software architecture, allowing any specific application to run on any platform, and are designed with multiple levels of redundancy. The LNX and CSN switching platforms share a set of common card components which include network interface line cards such as T1, E1 and J1 interfaces, and service resource cards such as multi-function Digital Signal Processors, Primary Rate ISDN, SS7 and DASS2. Excel's network interface line cards provide direct connectivity to, and ease of integration with, a variety of international signaling protocols. The service resource cards provide customers with a range of common channel signaling and switching applications, offering network providers the ability to control their applications and the flexibility to expand to other services or signaling protocols as needed. Multiple cards can be installed on a single chassis to manage various signaling and call control capabilities or to provide fault tolerant configurations. In addition, the Company offers network interface line cards and service resource cards separately to allow customers to upgrade previously deployed switching platforms.

                             EXCEL PRODUCT FAMILY


             CURRENT                                          CURRENT    YEAR
             MAXIMUM                                         LIST PRICE  FIRST
  PRODUCT PORT CAPACITY             DESCRIPTION                RANGE    SHIPPED
-------------------------------------------------------------------------------
  LNX         2,048     --High capacity, 20-card switch in               1991
                          small chassis                        $68,000
                        --Redundant options for all
                          modules                                 to
                        --Full compliance for central
                          office environment                   $275,000

-------------------------------------------------------------------------------
  CSN         1,024     --Midrange capacity, 8-card switch               1996
                          in compact chassis                   $47,000
                        --Same redundant options and cards
                          as LNX                                  to
                        --Full compliance for central
                          office environment                   $95,000

-------------------------------------------------------------------------------
  PCX          512      --Stand-alone solution for                       1991
                          customer premises equipment          $21,000
                          environment                             to
                        --Integrates with standard voice
                          processing resources                 $49,000

-------------------------------------------------------------------------------
  EXS        30,720     --Designed to use LNX and CSN         $500,000   1995
                          nodes as building blocks                to
                        --EXNET 1.2 Gbps fiber optic
                          expansion network                   $4,500,000

-------------------------------------------------------------------------------

 LNX

  The LNX is a 2,048 port, non-blocking, open, programmable switching platform which provides high performance and fault tolerance in a small chassis. With all modules supporting redundant configurations, the LNX is designed for central office environments requiring a high level of reliability and ease of maintainability. The LNX can operate as a stand-alone switch or as a node in Excel's patented EXS switching system, currently supporting scalability up to 30,720 non-blocking ports. The LNX consists of the 2,048 port matrix card residing in a 20-slot chassis, a host interface and a fully configurable combination of network interface line and service resource cards. All LNX cards can be replaced while the system is operating ("hot-swappable"), providing ease of maintenance and upgrading without interruption of service.

  The predecessor to the LNX, the XLDX, is a 1,536 port programmable platform first installed in a central office environment in 1988. XLDX systems are still supported by the Company for customers with an XLDX installed base.

 CSN

  The CSN is a 1,024 port, non-blocking, open, programmable switching platform that provides the same features and scalability as the LNX but in a more compact chassis. The CSN utilizes the same common elements of network line interfaces, service resources, common channel signaling packet engines and host interfaces as the LNX, with the same reliability features such as hot-swappability and full redundancy. The CSN is well suited for wireless applications where space constraints dictate the need for carrier-class switching within a compact chassis.

 PCX

  The PCX is a PC-based, 512 port, non-blocking, open, programmable switching platform that supports the same programmable features and shares the same hardware and software architecture as the LNX and CSN platforms. The PCX is designed for the customer premises equipment marketplace to provide a total solution in a small chassis, addressing the needs of midrange switching applications. With its PC-based platform, the PCX can support an internal host processor as well as internal voice processing resources. The PCX enables application developers to combine Excel's programmable switching features with industry-standard voice processing technology for a single, stand-alone solution.

 EXS

  The EXS is an open, non-blocking system comprised of LNX and CSN programmable switching platforms distributed across EXNET, the Company's fiber optic expansion network. The current EXNET network can support up to 30,720 ports, encompassing any combination of LNXs and CSNs. The patented EXS architecture is designed to allow further expansion beyond the current 30,720 ports. Parallel EXNET fiber networks can also be used to create fully redundant systems to ensure maximum availability and fault tolerance.

  Because each EXS node is a self-contained LNX or CSN switching platform, processing power can scale linearly as the system is expanded. Individual LNX or CSN nodes can be isolated and serviced without the entire system being brought out-of-service, providing ease of maintenance. Since each node can operate and process calls independently, total system reliability and availability is increased.

 TECHNOLOGY

 Selective Space Switching Technology

  A unique aspect of Excel's distributed architecture is its patented Selective Space Switching technology which allows the platform's internal bus to switch traffic between any input or output port, DSP, packet engine resource or EXNET Controller without losing critical port capacity. Unlike traditional switches, with Selective Space Switching technology, available port capacity is not compromised as additional modules are added. When resource modules are added, the platform's switching capacity increases, and its full non-blocking switch port capacity is retained.

 Open Software Technology

  Unlike traditional, proprietary switches, Excel's programmable platforms share a common, open, software architecture designed to be programmable by third parties. The open programmability of Excel's switching platforms is based on its Application Programming Interface ("API") and its patented Programmable Protocol Language ("PPL").

  The API is a message-based protocol designed for communication between the programmable switching platform and the application software located on a host computer. Excel's open API allows the application software to access call processing control, configuration, maintenance and alarm reporting functions within the switch at a level that is not currently available in competitive products. Excel's API is compatible across the Company's product family.

  Excel's PPL is a patented technology that provides an easy and convenient mechanism for developers and operators to implement modifications at multiple programming levels without having to write complex software code. Protocols are developed and modified using a graphical user interface development environment, requiring the user to have only limited software programming experience. With PPL, support personnel can easily effect detailed changes to the switching software on site without using expensive equipment or requiring additional technical personnel. These benefits provide increased software maintainability while reducing development costs and eliminating customized work for Excel and its customers. Using its PPL technology, Excel is continually working with its customers to provide additional domestic and international network interfaces.

CUSTOMERS

  The Company has sold its products to over 100 customers in a variety of segments of the telecommunications industry. The Company's customers include application developers, OEMs and systems integrators. Approximately 33.1%, 40.6% and 36.7% of the Company's revenues in 1994, 1995 and 1996, respectively, were derived from sales to Boston Technology, Inc., approximately 11.4% of the Company's revenues in 1995 were derived from sales to Ericsson Messaging Systems Inc. and approximately 10.0% of the Company's revenues in 1994 were derived from sales to AccessLine Technologies, Inc. The twenty largest revenue-producing customers in 1996 or in the first six months of 1997 were:

    AccessLine Technologies, Inc.             Magellan Network Systems, Inc.
    AETHOS Communications Systems, Inc.       MCI Communications Corporation
    Boston Communications Group, Inc.         Open Development Corporation
    Boston Technology, Inc.                   Phoenix Wireless Group, Inc.
    Brite Voice Systems, Inc.                 Priority Call Management, Inc.
    Ericsson Messaging Systems Inc.           QUALCOMM Incorporated
    EX-EL Enterprises, Ltd.                   Technology Control Systems Inc.
    Glenayre Technologies, Inc.               Telegroup Inc.
    IEX Corporation                           Telos Engineering Limited
    Innovative Telecom Corporation            Transaction Network Services,
    InterExchange Inc.                        Inc.
    Lucent Technologies Inc.(Octel            XNT Systems, Inc.
     Messaging Division)                      USA Global Link
                                              WorldCom, Inc.

  The primary end-users of the Company's products are public network providers, including RBOCs, IXCs, LECs, CLECs, wireless carriers and PTTs. The Company's products also are used by a number of large corporations to satisfy specific telecommunications requirements. Representative network providers which have installed the Company's products include:

                           UNITED STATES AND CANADA
                           ------------------------
ALLTEL Corporation         Contel Corporation         Sprint Corporation
AT&T Corp.                 Cox Communications, Inc.   Telegroup Inc.
Ameritech Corporation      Frontier of Rochester      Teleport Communications
Bell Atlantic              Link USA International,    Group  Inc.
Corporation                Inc.                       Time Warner Inc.
Bell Canada                MCI Communications         USFI, Inc.
BellSouth Corporation      Corporation                WorldCom, Inc.
Citizens Utilities Co.     Pacific Bell
                           SBC Communications Inc.

AUSTRALIA AND ASIA         SOUTH AND CENTRAL AMERICA   EUROPE AND MIDDLE EAST
------------------         -------------------------   ----------------------

DDI Corp. (Japan)          BellSouth Cellular S.A.    BelgaCom
Hong Kong Telecom CSL      (Chile)                    British
Limited                    Companhia Telefonica       Telecommunications plc
Hutchinson                 Brasil  Central            E-Plus Mobilfunk GmbH
Telecommunications  Ltd.   TelCel, S.A. (Venezuela)   PTT Telecom Netherlands
(China)                    Telecommunications of      Mercury One-2-One
Malaysian Resources        Jamaica  Limited            (United Kingdom)
Corporation  Bhd           Telefonos de Mexico,       Telia AB
New World Telephone Ltd.   S.A. de C.V.               General Directorate of
 (China)                   PTT  (Turkey)
Nippon Telegraph and
Telephone  Corporation
PakTel Ltd
TelecomAsia (Thailand)
Telekom Malaysia
Telstra Corporation Ltd.

  The following case studies describe the manner in which the Company's three largest revenue-producing customers in 1996 use the Company's products in their applications and services:

  Boston Technology, Inc. ("BTI"), a customer since 1988, uses Excel's products to deliver a variety of enhanced services software and systems to the telecommunications industry. Excel's products provide the base switching platform for BTI's enhanced services applications such as call answering, voice and unified messaging and pre-paid calling card. The Company's switching products, when integrated with BTI's applications, act as an intelligent front end that efficiently distributes advanced messaging traffic. The open programmability and distributed architecture of Excel's products allow BTI to customize and enhance its applications rapidly while providing it with the ability to scale capacity from entry level systems to large cluster configurations required by major network providers. The ease of use of PPL has allowed BTI to design cost-effectively and implement enhanced services applications for both wireless and wireline network providers in more than 13 countries worldwide. The Company's open platform architecture assists BTI in working with other Excel customers to increase BTI's application offerings for network providers. In August 1997, BTI announced its intended merger with Comverse Technologies, Inc.

  QUALCOMM Incorporated ("QUALCOMM") provides advanced communications systems and products based upon its proprietary CDMA (code division multiple access) digital wireless technology. QUALCOMM uses the Company's switching platforms in its Intelligent Base Station Controller ("IBSC") products, which manage numerous base station transceiver subsystems and connect wireless subscribers to the public wireline network. The IBSCs have become the intelligent nodes of a distributed wireless network. Excel's open products, with their distributed architecture and programmable software, provide QUALCOMM with a cost-effective and flexible switching solution. QUALCOMM uses the Company's products to provide a CDMA infrastructure solution for digital cellular, PCS and wireless local loop networks.

  Priority Call Management, Inc. ("PCM") is a developer of network-based platforms that enable wireless and wireline network service providers as well as Fortune 1000 companies to create and offer one number prepaid calling and enhanced messaging solutions. PCM utilizes the Company's full range of products to deliver pre-paid calling card, pre-paid cellular, international call-back and voice messaging services, among other enhanced services. The Company's engineers have worked closely with PCM in the pre- and post-sales engineering phases to provide the proper training and technical support required to integrate the Company's switching platforms with PCM's applications.

CUSTOMER SERVICE, SUPPORT AND TRAINING

  The Company believes that the responsiveness and expertise of its customer service personnel is essential to developing and maintaining long-term relationships with its customers which require uninterrupted operation of the Company's products.

  The Company provides pre- and post-sales engineering services and has a technical assistance center which provides support and service by telephone. The Company offers a variety of engineering services such as customer application design review, protocol development, product training, performance testing and field support. The Company has a fully-equipped training facility and provides a wide range of training courses to its customers, both on and off site. The Company also has a fully-equipped applications lab with call traffic load capabilities where customers can test and verify new applications or enhancements to existing applications. The Company's technical assistance center provides telephone support and service on a 24-hour, seven-day-a-week basis. To ensure that the Company is providing quality support services, the Company has instituted a formal customer satisfaction program which involves senior management review and regularly scheduled customer support surveys. In addition, Company personnel meet regularly with customers to discuss product quality and customer satisfaction.

  The Company provides a product warranty on its hardware products which generally covers a period of 14 months from shipment. This warranty coverage includes technical assistance, as well as product repair or product replacement, depending upon the circumstances of the warranty claim. Although the Company charges fees for certain support and services, to date, revenues from such fees have been immaterial.

SALES AND MARKETING

  The Company sells its products primarily to application developers, OEMs and systems integrators which incorporate the Company's products into their service and product offerings. The Company's principal marketing activities are to identify customers which could benefit from the Company's products, identify new markets for the Company's products and increase sales to existing customers.

  The sale of the Company's products is a multi-step and interdisciplinary process which can typically range from 12 to 24 months or more from initial customer contact to large-scale commercialization of a customer's application or service based on the Company's products. The initial evaluation stage, typically three to six months, is primarily the role of the Company's sales and marketing personnel, and members of the Company's senior management, and involves educating potential customers on the functionality and benefits derived from using the Company's products. The next stage, which can involve members of both the Company's customer support and research and development organizations, involves providing the customer with the required training and technical support to integrate the Company's products into a new application or service. This stage of the sales process is generally the longest and is dependent upon an application or service provider's own internal application or service development program.

  The Company sells to its customers through its own sales force, from its headquarters, as well as from sales offices in California, Georgia, New York, Ohio and Texas. The Company currently has no offices outside the United States, but is exploring the establishment of foreign sales offices within the next 12 months in Europe and the Far East, including in Hong Kong. To date, the Company has no firm commitments to establish such international sales offices and there can be no assurance that the Company will actually open any foreign offices. In addition, the Company maintains an inside sales group, located at its headquarters, which is responsible for platform configuration and price quotations, order administration and telephone sales activities. In order to create awareness, market demand and sales opportunities, the Company engages in a number of marketing activities which include exhibiting products and customer applications at industry trade shows, advertising in selected publications aimed at targeted markets, public relations activities with trade and business press, publication of technical articles and the distribution of sales literature, technical specifications and documentation.

RESEARCH AND PRODUCT DEVELOPMENT

  Management believes that the Company's success will depend on its ability to develop and introduce in a timely fashion new products and enhancements to its existing products. The Company has in the past made, and intends to continue to make, significant investments in product and technological development. Extensive product development input is obtained through customers and the Company's monitoring of end-user needs and changes in the marketplace.

  The Company is focusing its development efforts on providing enhanced functionality to its products including increased port capacity and performance, the development of additional related software applications and tools and the improvement of third-party application integration. The software applications under development are being designed to enable customers to shorten their application development cycle thereby improving time-to-market and reducing initial investment in research and development.

  There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of such new products and enhancements, or that its new products and enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Announcements of currently planned or other new product offerings by the Company or its competitors may cause customers to defer or cancel the purchase of existing Company products. The Company's inability to develop on a timely basis new products or enhancements to existing products, or the failure of such new products or enhancements to achieve market acceptance, could have a material adverse effect on the Company's business, financial condition and results of operations.

  The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. There can be no assurance that the Company will successfully develop, introduce or manage the transition to new products. Furthermore, products such as those offered by the Company may contain undetected or unresolved errors when they are first introduced or as new versions are released. There can be no assurance that despite extensive testing by the Company, errors will not be found in new products or upgrades after commencement of commercial shipments, resulting in delays in or loss of market acceptance and sales, diversion of development resources, injury to the Company's reputation or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Risk of New Product Introductions" and "Risk Factors--Rapid Technological Change."

  The Company's engineering, research and development expenditures totaled approximately $3.3 million, $8.1 million, $11.1 million and $6.0 million in 1994, 1995, 1996 and the first six months of 1997, respectively. The Company performs its research and product development activities at its principal offices in Hyannis, Massachusetts.

MANUFACTURING

  The Company's manufacturing operations consist primarily of materials planning and procurement, final assembly, testing and quality control. The Company uses several independent manufacturers to provide certain printed circuit boards, chassis and subassemblies. The Company's manufacturing process enables it to configure its products to meet a wide variety of individual customer requirements. The Company has been recommended for International Standard Organization (ISO) 9001 registration and has achieved the 9002 registration for quality assurance in production, installation and service. The Company plans to strengthen manufacturing capability both in its existing facilities and through expansion of activities with independent manufacturers. Future growth of the Company will require extension of existing internal and external manufacturing resources, hiring of additional technical personnel, improved coordination of supplier relationships with the Company's inventory ordering and management practices, and expansion of information systems to accommodate planned growth across these areas. See "Risk Factors--Management of Growth and Hiring of Additional Personnel."

  Although the Company generally uses standard parts and components for its products, many key components are purchased from sole or single source vendors for which alternative sources are not currently available. In particular, the Company uses a fiber transmitter, a receiver and a fiber driver manufactured by Hewlett-Packard Company in its EXS product, four power connectors manufactured by Positronic Industries, Inc. in its EXS, LNX and CSN products, and a power module manufactured by Lucent Technologies Inc. in its EXS, LNX and CSN products. If supply of these components should cease, the Company would be required to redesign its products. Each of these components is available from only one supplier, for which there is no substitute at this time. While working closely with some well-established vendors, the Company has no supply commitments from its vendors and generally purchases components on a purchase order basis as opposed to entering into long term procurement agreements with vendors. To date, the Company has generally been able to obtain adequate supplies in a timely matter from vendors or, when necessary, to meet production needs from alternative vendors. The Company believes that, in most cases, alternate vendors can be identified if current vendors are unable to fulfill needs. However, delays or failure to identify an alternate vendor, if required, or a reduction or interruption in supply, or a significant increase in the price of components would materially and adversely affect the Company's business, financial condition and results of operations and could impact customer relationships. See "Risk Factors--Dependence on Single and Sole Source Suppliers."

COMPETITION

  The markets in which the Company competes are characterized by intense competition, with a large number of suppliers providing different types of products to different segments of the markets. The Company currently competes principally on the basis of: (i) the breadth of its products' features and benefits; (ii) the flexibility, scalability, quality, ease of use, reliability and cost effectiveness of its products; and (iii) the Company's reputation and the depth of its expertise, customer service and support. While the Company believes that it currently competes favorably overall with respect to these factors, there can be no assurance that the Company will be able to continue to do so.

  The Company competes or may compete directly or indirectly with the following categories of companies: (i) other manufacturers of programmable switches such as Summa Four, Inc., Redcom Laboratories, Inc. and Harris Corporation; (ii) large, well-established switch and telecommunications equipment manufacturers such as Alcatel Alsthom Compagnie Generale d'Electricite SA, DSC Communications Corporation, Lucent Technologies Inc., Northern Telecom Limited, Siemens AG and Telefonaktiebolaget LM Ericsson; and
(iii) to a lesser degree, systems integrators and application developers whose switches are based on PC card-level products manufactured by companies such as Aculab Inc., Dialogic Corporation and Natural MicroSystems Corporation. In addition, several smaller companies have begun recently to manufacture programmable switching platforms. Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter those markets, thereby further intensifying competition. Additionally, there can be no assurance that one or more of the Company's application developers will not begin to develop or market products in competition with the Company.

  Many of the Company's current and potential competitors have significantly greater financial, selling and marketing, technical, manufacturing and other resources than the Company. As a result, these competitors may be able to devote greater resources to the development, promotion, sale and support of their products than the Company. The Company, however, does not believe any of its competitors are currently dominant in its industry segment. Some of the Company's competitors currently offer financing alternatives to their customers, a service that the Company does not provide at this time. The Company has no current intention to offer such financing alternatives to its customers in the foreseeable future. Moreover, these companies may introduce additional products that are competitive with those of the Company or enter into strategic relationships to offer complete solutions which the Company does not currently offer. There can be no assurance that the Company's products would compete effectively with such products.

  The Company believes that its open, programmable switching platform, with the Company's patented Selective Space Switching technology and Programmable Protocol Language, offers its customers a competitive advantage for flexible, scaleable and cost-effective switching capabilities. Although the Company believes these technological features represent advantages over its competitors, maintaining these advantages will require continued investment by the Company in research and development, selling and marketing and customer service and support. In addition, as the Company enters new markets, distribution channels, technical requirements and levels and bases of competition may be different than those in the Company's current markets. There can be no assurance that the Company will be able to compete successfully against either current or potential competitors in the future. See "Risk Factors--Highly Competitive Market."

INTELLECTUAL PROPERTY

  The Company relies upon a combination of patent, copyright and trademark and trade secret laws as well as confidentiality procedures and contractual restrictions to establish and protect its proprietary rights. The Company has also entered into confidentiality and invention assignment agreements with its employees and consultants and enters into non-disclosure agreements with its suppliers, distributors and customers so as to limit access to and disclosure of its proprietary information. There can be no assurance such measures will be adequate to deter and prevent misappropriation of the Company's technologies or independent third-party development of similar technologies. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus make the possibility of piracy of the Company's technology and products more likely.

  As of August 30, 1997, a total of nine U.S. patents have been issued to the Company. The Company has a total of 11 U.S. patent applications and 58 international and foreign national patent applications pending. The issued patents cover various aspects of: (i) the architecture and division of call processing responsibility in the Company's PCX product; (ii) the design and internal construction of a rack-mountable chassis used with the Company's PCX product; (iii) the architecture of certain communications resource and I/O cards which may be used in conjunction with any of the Company's family of programmable switching platforms relating to the Company's Selective Space Switching technology; (iv) the PPL software which may be used, in conjunction with any of the Company's family of programmable switching platforms, to create or modify applications or communications protocols; (v) a line card redundancy arrangement for use in conjunction with the Company's LNX and CSN products; and (vi) the architecture of the Company's fiber optic expansion network, EXNET. The U.S. patents will expire at various times between the years 2008 and 2014. The Company also has seven U.S. trademark applications pending.

  The telecommunications industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to the Company. Although the Company has from time to time received communications from third parties asserting that the Company's products infringe or may infringe proprietary rights of third parties, the Company believes that none of such claims, if determined adversely to the Company, would have a material adverse effect on the Company's business, financial condition or results of operations. In its distribution agreements, the Company agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In certain limited instances, the amount of such indemnities may be greater than the revenues the Company may have received from the customer. In the event of litigation to determine the validity of any third-party claims, such litigation, whether or not determined in favor of the Company, could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel. In the event of an adverse ruling in such litigation, the Company might be required to discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses from third parties. There can be no assurance that licenses from third parties would be available on reasonable commercial terms, if at all. In the event of a successful claim against the Company and the failure of the Company to develop or license a substitute technology, the Company's business, financial condition and results of operations would be materially adversely affected. The Company changed its name from Excel Inc. to Excel Switching Corporation in September 1997. Searches performed on the term Excel have revealed several registrations and numerous uses of that term, and terms substantially similar to it, alone and in combination with other terms and designs. Accordingly, there can be no assurance that third parties will not assert trademark infringement claims relating to the name Excel Switching Corporation in the future. See "Risk Factors--Dependence on Proprietary Rights."

EMPLOYEES

  As of August 30, 1997, the Company employed 252 persons, including 97 in engineering, research and development, 24 in customer service and support, 35 in selling and marketing, 52 in manufacturing and 44 in finance and administration. None of the Company's employees is represented by a collective bargaining arrangement, and the Company believes that its relations with its employees are good. The Company expects to hire additional engineering, sales and marketing personnel over the next 12 to 18 months to accommodate planned domestic and international expansion. The hiring of additional personnel will place additional demands on management's ability to assimilate, direct and supervise a growing work force. There can be no assurance that the Company will be successful in assimilating this growth in personnel. See "Risk Factors--Management of Growth and Hiring of Additional Personnel."

  The Company's success depends to a significant degree upon the continuing contributions of its key management, sales, engineering, customer support and product development personnel. The loss of any of the key management or technical personnel could have a material adverse effect on the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified personnel in the Company's industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence on Key Personnel" and "Risk Factors--Management of Growth and Hiring of Additional Personnel."

FACILITIES

  The Company's headquarters total approximately 98,250 square feet and are located in four buildings in Hyannis, Massachusetts. Two of the buildings, totaling approximately 55,500 square feet, are owned by the Company and house the engineering, sales, marketing and administrative functions of the Company. These buildings are subject to a mortgage of approximately $2.4 million as of June 28, 1997. The third building, approximately 25,750 square feet, is leased by the Company and houses the manufacturing and manufacturing support functions of the Company. The lease expires in July 2000, but contains an option for an additional five-year term. An option to purchase this building may be exercised at any time after August 1998. The Company intends to exercise this option and, accordingly, has recorded this lease as a capital transaction. The fourth building, approximately 17,000 square feet, is leased by the Company until March 31, 1998 as temporary office space for research and development activities. The Company also leases sales offices in San Jose and San Diego, California; Atlanta, Georgia; White Plains, New York; Cleveland, Ohio; and Grapevine, Texas. The Company intends to expand the capabilities and size of these offices and open additional offices, both domestically and internationally, as needs arise.

  The Company significantly increased manufacturing capacity in the fourth quarter of 1995 through the relocation of the facility to its current location and the expansion of its manufacturing facility in 1996. Although the Company anticipates that it will not require additional manufacturing space for at least the next 12 months, the Company's business, financial condition and results of operations could be materially adversely affected if it does not expand manufacturing capacity as required.

  The Company has also recently completed the purchase of additional property to be used in the construction of a building, expected to be completed in 1998, adding approximately 46,000 square feet of space for engineering activities. The Company believes that its current facilities and planned expansions are adequate to meet its needs through the next 12 months. However, due to the limited supply of suitable additional or alternative office and manufacturing space in the Hyannis, Massachusetts area, there can be no assurance that the Company will not be required, in the future, to invest heavily in the renovation of space in the Hyannis vicinity or in relocating the Company's headquarters. See "Risk Factors--Management of Growth and Hiring of Additional Personnel" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

LEGAL PROCEEDINGS

  The Company is not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

          NAME           AGE                                POSITION
          ----           ---                                --------
Robert P. Madonna.......  37 President, Chief Executive Officer and Chairman of the Board
David C. Brajczewski....  38 Vice President, Research and Development
Robert J. Buttel........  49 Vice President, Advanced Technology
James W. Carroll........  37 Vice President, Engineering
Stephen S. Galliker.....  50 Vice President, Finance and Administration, and Chief Financial Officer
Russell M. Levesque.....  37 Director of Product Management
Robert C. Panoff........  50 Vice President, Marketing
Robert W. Ross..........  48 Vice President, Sales
Christopher Stavros.....  44 Vice President, General Counsel, Director and Clerk
Gadi Tamari.............  52 Chief Operating Officer

  Robert P. Madonna founded the Company in January 1988 and has served as its Chief Executive Officer, President and a Director since that time. Mr. Madonna was elected Chairman of the Board of Directors in September 1997. Mr. Madonna also served as the Company's Treasurer until June 1996 and Clerk until May 1997. From August 1984 to October 1987, Mr. Madonna was Director of Hardware Engineering for Lan-Tel, Inc., a developer and manufacturer of PBX voice and data switches. From January 1983 to July 1984, Mr. Madonna was a principal engineer at American Science and Engineering, Inc., a manufacturer of CAT scan imaging technology.

  David C. Brajczewski joined the Company in April 1997 as Vice President, Research and Development. From September 1988 to April 1997, Mr. Brajczewski was employed by the Otis Elevator Company, a supplier of elevator systems and a division of United Technologies Corporation, as part of its engineering management team. From September 1987 to September 1988, Mr. Brajczewski was a Project Engineer at Microtechnologies, Inc., a designer of microprocessor and PC-based test and control systems. From May 1986 to September 1987, Mr. Brajczewski was an Electrical Engineer at Lan-Tel, Inc.

  Robert J. Buttel joined the Company in May 1989 as a design engineer. Prior to his current position as Vice President, Advanced Technology, a position Mr. Buttel has held since April 1997, Mr. Buttel held several positions at Excel including Vice President, Research and Development, Vice President of Engineering, Director of Hardware Development, Director of Software Development and Manager of Manufacturing. From December 1985 to March 1989, Mr. Buttel was employed by GTECH Holdings Corporation, a supplier of computerized, on-line lottery products and services. While at GTECH, Mr. Buttel held several positions including Design Engineer, Manager of Firmware and Research and Development Engineer. From July 1984 to December 1985, Mr. Buttel was a design engineer at Lan-Tel, Inc.

  James W. Carroll joined the Company in August 1995 as Director of Corporate Quality. Since November 1996, Mr. Carroll has served as Vice President, Engineering. From December 1993 to August 1995 and from November 1990 to May 1992, Mr. Carroll was employed by Boston Technology, Inc., a designer and manufacturer of central office enhanced services. From December 1993 to August 1995, Mr. Carroll was Manager of Operations and Customer Service Quality Assurance and from November 1990 to May 1992, he was Senior Supplier, Quality Assurance. From May 1992 to December 1993, Mr. Carroll was employed by Brite Voice Systems, Inc., a manufacturer of voice processing systems. At Brite Voice, Mr. Carroll was Director of Quality until March 1993 and Director of Research and Development until December 1993.

  Stephen S. Galliker joined the Company in July 1996 as Chief Financial Officer and was elected Vice President, Finance and Administration in September 1997. From September 1992 to June 1996, Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments. At

Ultracision, Inc., Mr. Galliker was Chief Financial Officer and Vice President of Finance until November 1995 and Chief Operating Officer from December 1995 to June 1996. From June 1989 to September 1992, Mr. Galliker was Senior Vice President, Operations/Finance and Chief Financial Officer at Tylink Corporation, a manufacturer of high speed telecommunications equipment. Mr. Galliker is a Certified Public Accountant.

  Russell M. Levesque joined the Company in May 1992 as Director of Software. Since June 1995, Mr. Levesque has served as the Company's Director of Product Management. From July 1986 to April 1992, Mr. Levesque served as Software Engineering Manager at Imaging Technologies, Inc., a manufacturer of image processing hardware and software products for the image inspection and image analysis markets.

  Robert C. Panoff joined the Company in January 1997 as Vice President, Marketing. From February 1986 to December 1996, Mr. Panoff was employed by Natural MicroSystems Corporation, a designer and manufacturer of PC-based call processing hardware and software components where he held several positions including Vice President and General Manager of the European group from 1994 through 1996, Vice President of New Business Development from 1990 to 1994, Vice President, Sales and Marketing from 1987 to 1990 and Vice President, Marketing from 1986 to 1987.

  Robert W. Ross joined the Company in February 1995 as Director of Sales and became Vice President, Sales in August 1996. From June 1994 to January 1995, Mr. Ross was a Director of Telecommunications Sales for Switchcraft, a division of Raytheon Company and a supplier of components for the audio/video, telecommunications, computer, medical, military, appliance, transportation and instrumentation industries. From January 1994 to June 1994, Mr. Ross was Regional Vice President of Sales for a division of Augat, Inc., a manufacturer of telecommunications equipment. From September 1982 to October 1993, Mr. Ross was employed by ADC Telecommunications, Inc., a manufacturer and designer of transmission, networking and connectivity products. During his tenure at ADC, Mr. Ross held several different positions, including National Sales Manager and Regional Sales Manager for the NYNEX region.

  Christopher Stavros joined the Company in August 1995 as General Counsel and was elected a director in December 1995 and Vice President in September 1997. From January 1992 to August 1995, Mr. Stavros was a member of the law firm of DeVito, Pransky and Stavros, P.A. Prior to 1992, Mr. Stavros maintained his own private practice concentrating in small business and general corporate law in Boston, Massachusetts.

  Gadi Tamari joined the Company in November 1996 as Chief Operating Officer. From February 1990 until joining Excel, Mr. Tamari was a consultant to various telecommunications companies based in both Israel and the United States. In addition to his work as a consultant, from February 1996 to October 1996, Mr. Tamari was President of ALNO Networks USA, an importer and distributor of household goods. From February 1988 to January 1990, Mr. Tamari served as Director of East Coast Operations at Credence Systems Corporation, a designer and manufacturer of automatic test equipment for digital and mixed signal semiconductors. From September 1986 to January 1988, Mr. Tamari was Vice President, Operations at Lan-Tel, Inc.

  The Company has received commitments from three individuals, Edward L. Breslow, William J. Cadogan and John Loughlin, to serve as members of the Board of Directors of the Company, with terms to commence upon the date of this Prospectus. Each of these individuals would be considered an "independent director" having no employment or other business relationship with the Company. It is anticipated that two or more of these individuals will serve, at least initially, on each of the Audit and Compensation Committees of the Board of Directors of the Company. The following is summarized biographical information about these individuals:

  Edward L. Breslow, age 50, has been Vice President, Corporate Business Development of EMC Corporation since December 1988. EMC Corporation is a supplier of enterprise-wide intelligent information storage and retrieval solutions. Prior to joining EMC Corporation, Mr. Breslow held various financial management positions at Bose Corporation, a consumer electronics company, and Texas Instruments, Inc., a diversified technology company.

  William J. Cadogan, age 49, is currently Chairman of the Board, President and Chief Executive Officer of ADC Telecommunications, Inc., a telecommunications company. Mr. Cadogan was elected Chairman in February 1994 and President and Chief Executive Officer in July 1991. From 1987 until 1991, Mr. Cadogan was Vice President -- Private Network Marketing, Vice President --
 Product Development and Senior Vice President of the Telecom Group at ADC. Prior to joining ADC, Mr. Cadogan was General Manager of Business Development at the International Telecommunications Satellite Organization. Mr. Cadogan is also a director of Pentair Corporation and Banta Corporation.

  John Loughlin, age 46, has been a human resources consultant providing staffing and human resource services to technology and financial services clients, including the Company, since 1986. From 1981 to 1986, Mr. Loughlin served as Director of Human Resources at American Science & Engineering, Inc.

  The Company's By-laws provide for the Company's Board of Directors to be comprised of as many directors as are designated from time to time by the Board of Directors or by the stockholders of the Company but, in any event, not less than three at any time the Company has more than two stockholders. The Board is currently comprised of two members. Each director holds office until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

  Executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors, and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  In September 1997 the Board of Directors established a Compensation Committee and an Audit Committee. The Compensation Committee will make recommendations concerning the salaries and incentive compensation of management and key employees of the Company and administers the Company's stock plans. The Audit Committee will be responsible for reviewing the results and scope of audits and other services provided by the Company's independent public accountants and reviewing the Company's internal controls. Upon completion of this offering, the members of the Audit Committee will be Messrs. Breslow, Cadogan and Loughlin, each an independent and disinterested director of the Company.

DIRECTOR COMPENSATION

  Following the consummation of this offering, non-employee directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. No director who is an employee of the Company will receive separate compensation for services rendered as a director. Mr. Loughlin received nominal consideration for service as a consultant to the Company in 1997. Non-employee directors are also eligible for participation in the Company's 1997 Non-Employee Director Stock Option Plan. See "Management--Stock Plans."

EXECUTIVE COMPENSATION

  The following Summary Compensation Table sets forth certain information with respect to the compensation paid to or accrued by the Company for services rendered during the fiscal year ended December 28, 1996 by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers whose annual salary and bonus for the fiscal year ended December 28, 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                  ANNUAL COMPENSATION(1)             COMPENSATION(2)
                             --------------------------------------- ---------------
                                                                       SECURITIES
                                                      OTHER ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION   SALARY      BONUS      COMPENSATION(3)   OPTIONS (#)
---------------------------  --------    --------    --------------- ---------------
Robert P. Madonna
 President, Chief Execu-
 tive Officer and
 Chairman of the Board of
 Directors...............    $240,773    $ 69,000        $9,300              --
Robert J. Buttel
 Vice President, Advanced
  Technology.............      95,446      20,000         8,140              --
Stephen S. Galliker(4)
 Vice President, Finance
 and Administration, and
 Chief Financial Offi-
 cer.....................      67,993(5)   10,000         4,836          300,000
Russell M. Levesque
 Director of Product Man-
  agement................      97,928      25,000         8,779              --
Robert W. Ross
 Vice President, Sales...      83,296     123,924(6)      9,300           60,000
Christopher Stavros
 Vice President, General
 Counsel and Clerk.......     128,077      16,800         9,298              --
Gadi Tamari(7)
 Chief Operating Offi-
  cer....................      39,135(8)    2,200           --           600,000

--------
(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Represents stock options granted during the fiscal year ended December 28, 1996. The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during 1996.
(3) Represents contributions made by the Company to the Named Executive
    Officer under the Company's 401(k) plan.
(4) Mr. Galliker joined the Company in July 1996.
(5) Mr. Galliker would have earned a total annual salary of $140,000 had he been employed as an executive officer of the Company for the entire fiscal year ended December 28, 1996.
(6) Includes commissions earned during the fiscal year ended December 28, 1996.
(7) Mr. Tamari joined the Company in November 1996.
(8) Mr. Tamari would have earned a total annual salary of $175,000 had he been employed as an executive officer of the Company for the entire fiscal year ended December 28, 1996.

OPTION GRANTS

  The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 28, 1996 to the Named Executive Officers. The Company did not grant any stock appreciation rights ("SARs") during the fiscal year ended December 28, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL
                                                                            REALIZABLE VALUE
                                                                           AT ASSUMED ANNUAL
                                                                             RATES OF STOCK
                                                                           PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                   FOR OPTION TERM(2)
                         ------------------------------------------------ --------------------
                         NUMBER OF      PERCENT OF
                         SECURITIES   TOTAL OPTIONS
                         UNDERLYING     GRANTED TO   EXERCISE
                          OPTIONS      EMPLOYEES IN  PRICE PER EXPIRATION
NAME                      GRANTED     FISCAL YEAR(1)   SHARE      DATE       5%        10%
----                     ----------   -------------- --------- ---------- --------- ----------
Robert P. Madonna.......      --            --           --          --         --         --
Robert J. Buttel........      --            --           --          --         --         --
Stephen S. Galliker.....  300,000(3)       15.0%       $2.33    07/16/06  $ 440,258 $1,115,699
Russell M. Levesque.....      --            --           --          --         --         --
Robert W. Ross..........   60,000(4)        3.0         4.50    09/27/06    169,802    430,310
Christopher Stavros.....      --            --           --          --         --         --
Gadi Tamari.............  600,000(3)       30.0         5.00    11/20/06  1,886,684  4,781,227

--------
(1) Based on an aggregate of 1,997,500 shares subject to options granted to employees of the Company in 1996.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date, and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. The gains shown are net of the option exercise price, but do not include deductions for federal or state income taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period and the date on which the options are exercised.
(3) Options granted will vest and become exercisable over five years in the following installments: 20% of the total options granted will vest each year on the anniversary of the respective dates of grant in 1997, 1998, 1999, 2000 and 2001.
(4) Options granted will vest and become exercisable over five years in the following installments: 10% of the total options granted will vest on the anniversary of the date of grant in each of 1997 and 1998, 20% of the total options granted will vest on the anniversary of the date of grant in each of 1999 and 2000 and the remaining 40% of the total options granted will vest on the anniversary of the date of grant in 2001.

YEAR-END OPTION TABLE

  The following table sets forth certain information concerning the number and value of unexercised stock options held by each of the Named Executive Officers as of December 28, 1996. No SARs or stock options were exercised during the fiscal year ended December 28, 1996 by any Named Executive Officer.

                   AGGREGATED FISCAL YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES
                                    UNDERLYING           VALUE OF UNEXERCISED
                                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Robert P. Madonna...........        --          --             --          --
Robert J. Buttel............  1,397,280         --     $26,545,945         --
Stephen S. Galliker.........        --      300,000            --   $4,999,980
Russell M. Levesque.........    546,000     204,000     10,337,330   3,836,890
Robert W. Ross..............     21,600      98,400        403,199   1,586,797
Christopher Stavros.........    300,000     150,000      5,599,980   2,799,990
Gadi Tamari.................        --      600,000            --    8,400,000

--------

(1) There was no public trading market for the Common Stock as of December 28, 1996. Accordingly, as permitted by the rules of the Securities and Exchange Commission, these values have been calculated on the basis of an assumed initial public offering price of $19.00 per share, less the applicable exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to September 1997, the Company had no separate compensation committee or other board committee performing equivalent functions, and these functions were performed by the Company's Board of Directors which consisted of Robert
P. Madonna, the Company's President, Chief Executive Officer, Chairman of the Board and principal stockholder, and Christopher Stavros, Vice President and General Counsel of the Company.

STOCK PLANS

  Stock Option Program. Prior to this offering, the Company had an informal stock option program under which selected employees were granted non-qualified options to purchase shares of Non-Voting Common Stock. The primary purpose of this program had been to provide long-term incentives to the Company's selected employees and to further align their interests with those of the Company. The selection of the participants, the determination of the number of shares of Common Stock offered to each participant, the terms of the repurchase rights for each participant and other terms of sale had been made by the Company's President, Chief Executive Officer and principal stockholder, Robert P. Madonna, and Christopher Stavros, Vice President and General Counsel. Options granted under this informal plan are generally exercisable within ten years of the original grant date and generally vest over a period of five years from the date of grant. As of August 30, 1997, options to purchase 11,240,840 shares of Common Stock, at a weighted average exercise price of $1.49 per share, have been granted under this program, of which options to purchase 144,000 shares of Common Stock have been exercised and options to purchase 226,000 shares of Common Stock have been cancelled. The Board of Directors voted in September 1997 to terminate this program effective as of the date of this Prospectus.

  1997 Stock Option Plan. The Company's 1997 Stock Option Plan (the "1997 Plan") was adopted by the Board of Directors and approved by the Company's sole voting stockholder in September 1997. Under the terms of the 1997 Plan, the Company is authorized to grant incentive ("ISO") and non-qualified stock options (collectively, "Stock Options") to officers and other employees of and consultants to the Company. The aggregate number of shares of Common Stock which may be issued pursuant to the Plan is 3,000,000.

  The 1997 Plan will be administered by the Compensation Committee of the Board of Directors, which is expected to consist of two disinterested directors. Subject to the provisions of the 1997 Plan, the Compensation Committee has the authority to select the optionees and determine the terms of the stock options granted under the 1997 Plan, including: (i) the time or times at which stock options may be granted; (ii) whether the stock option granted will be an ISO or a non-qualified stock option; (iii) the number of shares subject to each stock option; (iv) when the stock option becomes exercisable; (v) the exercise price of the stock option, which in the case of an ISO cannot be less than the fair market value of the Common Stock as of the date of grant, or not less than 110% of the fair market value in the case of ISO's granted to an employee or officer holding 10% or more of the voting stock of the Company; (vi) the duration of the stock option; and (vii) the time, manner and form of payment upon exercise of a Stock Option. A Stock Option is not transferable by the recipient except by will or by the laws of descent and distribution, or in the case of non-qualified stock options, only to the extent set forth in the agreement relating to such option or pursuant to a valid domestic relations order. Generally, no ISO may be exercised more than 90 days following termination of employment and no stock options may be exercised following termination of employment for cause. However, in the event that termination is due to death or disability, the stock option is exercisable for a maximum of 180 days after such termination. The term of the 1997 Plan is ten years, unless sooner terminated by vote of the Board of Directors. To date, no stock options have been granted pursuant to the 1997 Plan.

  1997 Non-Employee Director Stock Option Plan. The Company's 1997 Non-Employee Director Stock Option Plan (the "Director Option Plan") was adopted by the Board of Directors and approved by the Company's sole voting stockholder in September 1997. The Director Option Plan provides for the grant of options to purchase a maximum of 225,000 shares of Common Stock of the Company to non-employee directors of the Company.

  The Director Option Plan is administered by the Compensation Committee of the Board of Directors. Under the Director Option Plan, each non-employee director who (i) is a member of the Board of Directors on September 16, 1997 (the "Approval Date") shall be automatically granted on the Approval Date, or
(ii) first becomes a member of the Board of Directors shall be granted on the date such person first becomes a non-employee director, an option to purchase 30,000 shares of Common Stock. In addition, each non-employee director will be automatically granted an option to purchase 15,000 shares of Common Stock for each of the two years following the date such person first became a non-employee director, through December 1999. Options granted upon election to the Board under the Director Option Plan will vest as to one third of the total shares underlying the option immediately upon grant and one third of the total shares underlying the option on the anniversary of the date of grant for each of the following two years, provided that the optionee has continuously served as a director through such vesting dates. All other options granted under the Director Option Plan will vest at a rate of one third of the total shares underlying the option per year over a period of three years provided that the optionee has continuously served as a director through such vesting dates. The optionee may forfeit a portion of his or her exercise rights with respect to options vesting in any fiscal year unless the optionee attends at least 75% of the Board meetings held in that year. All options granted under the Director Option Plan will have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years from the date of grant. Options may not be transferred except by will or by the laws of descent and distribution or pursuant to a domestic relations order. If the optionee ceases to be a member of the Board for any reason other than death or disability, any unvested options immediately terminate and become void and any unexercised portion of an option which is then vested may be exercised at any time prior to the scheduled expiration date of the option. However, if an optionee ceases to serve as a director of the Company due to death or disability, all unvested options become fully vested and are exercisable for a period of one year thereafter and any options that are vested and exercisable when the optionee ceases to serve as a director are exercisable at any time until the scheduled expiration date of the option. The term of the Director Option Plan is ten years, unless sooner terminated by vote of the Board of Directors. Upon joining the Board, each of Messrs. Breslow, Cadogan and Loughlin will be granted options for the purchase of 30,000 shares of Common Stock at an exercise price equal to the initial public offering price.

  1997 Employee Stock Purchase Plan. The 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors and approved by the Company's sole voting stockholder in September 1997. The 1997 Purchase Plan provides for the issuance of a maximum of 400,000 shares of Common Stock pursuant to the exercise of nontransferable options granted to participating employees.

  The 1997 Purchase Plan is administered by the Compensation Committee of the Board of Directors. All employees of the Company whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the 1997 Purchase Plan. Employees who would own 5% or more of the total combined voting power or value of the Company's stock immediately after the grant and non-employee directors may not participate in the 1997 Purchase Plan. To participate in the 1997 Purchase Plan, an employee must authorize the Company to deduct an amount (not less than one percent nor more than ten percent of a participant's total cash compensation) from his or her pay during six-month payment periods (the "Payment Period"). The first Payment Period will commence upon the initial offering of the Company's Common Stock to the public and will end on June 30, 1998. Thereafter, the Payment Periods will commence on January 1 and July 1 of each year, but in no case shall an employee be entitled to purchase more than 500 shares in any one Payment Period. The exercise price for the option granted in each Payment Period is 85% of the lesser of the market price of the Common Stock on the first or last business day of the Payment Period. If an employee is not a participant on the last day of the Payment Period, such employee is not entitled to exercise his or her option, and the amount of his or her accumulated payroll deductions will be refunded. Options granted under the 1997 Purchase Plan may not be transferred or assigned. An employee's rights under the 1997 Purchase Plan terminate upon his or her voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 1997 Purchase Plan.

401(K) PLAN

  The Company has a Section 401(k) Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified plan covering Company employees who are over 21 years of age. Under the 401(k) Plan, participants may elect to defer a portion of their compensation, subject to certain limitations. In addition, at the discretion of the Board of Directors, the Company may make profit sharing contributions into the 401(k) Plan for all eligible employees. During 1996, the Company contributed $534,000 to the 401(k) Plan.

                             CERTAIN TRANSACTIONS

  During December 1991, Mr. Madonna, the Company's President, Chief Executive Officer, Chairman of the Board and principal stockholder, loaned $300,000 to the Company under a demand note bearing interest at a rate of 10% per annum. In December 1993, Mr. Madonna loaned an additional $300,000 to the Company under a demand note bearing interest at a rate of 6% per annum. At December 31, 1994, the Company had paid in full the principal amount of such loans plus interest to Mr. Madonna.

  The Company has adopted a policy that all transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 30, 1997 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. The address of each person listed below is c/o Excel Switching Corporation, 255 Independence Drive, Hyannis, Massachusetts 02601.

                                    SHARES BENEFICIALLY    SHARES BENEFICIALLY
                                     OWNED PRIOR TO THE      OWNED AFTER THE
                                        OFFERING(1)           OFFERING(1)(9)
                                    ----------------------------------------------
NAME                                  NUMBER     PERCENT     NUMBER     PERCENT
----                                ------------ ---------------------- ----------
Robert P. Madonna(2)...............   27,945,600    99.5%    27,945,600    85.8%
Robert J. Buttel(3)................    1,397,280     4.7      1,397,280     4.1
Russell M. Levesque(4).............      606,000     2.1        606,000     1.8
Christopher Stavros(5).............      450,000     1.6        450,000     1.4
Robert W. Ross(6)..................       37,200     *           37,200     *
Stephen S. Galliker(7).............       60,000     *           60,000     *
Gadi Tamari........................            0     *                0     *
All executive officers and
 directors as a group
 (10 persons)(8)...................   30,514,080    99.5%    30,514,080    86.8%

--------
  *Less than 1% of the outstanding Common Stock.
(1) The number of shares of Common Stock deemed outstanding prior to this offering includes: (i) 28,089,600 shares of Common Stock outstanding as of August 30, 1997; and (ii) shares issuable pursuant to options held by the respective person which may be exercised within 60 days after August 30, 1997, as set forth below. The number of shares of Common Stock deemed outstanding after this offering includes an additional 4,500,000 shares of Common Stock being offered for sale by the Company in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares.

(2) Includes 4,191,840 shares of Common Stock held by the Madonna Family Limited Partnership of which Mr. Madonna is a general partner and a trust called the Madonna Family GRAT is the limited partner.
(3) Consists of 1,397,280 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 30, 1997.
(4) Consists of 606,000 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 30, 1997.
(5) Consists of 450,000 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 30, 1997.
(6) Consists of 37,200 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 30, 1997.
(7) Consists of 60,000 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 30,1997.
(8) Includes 2,568,480 shares of Common Stock issuable upon the exercise of stock options, which options are exercisable within 60 days of August 30, 1997.
(9) The above table assumes no exercise of the over-allotment option to purchase up to an aggregate of 675,000 shares of Common Stock from the Selling Stockholder, Robert Madonna. If the Underwriters exercise their over-allotment option in full, the number of shares sold, the number of shares beneficially owned and the percentage of ownership after the offering for Mr. Madonna, the sole Selling Stockholder, would be: 675,000, 27,270,600 and 83.7%, respectively.

                         DESCRIPTION OF CAPITAL STOCK

  Effective upon the closing of this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share.

  The following summary description of the Company's capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to the Company's Restated Articles of Organization (the "Charter") and Restated By-laws (the "By-laws"), filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  As of August 30, 1997, there were 28,089,600 shares of Common Stock outstanding held by two stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 4,500,000 shares of Common Stock offered by the Company hereby, there will be 32,589,600 shares of Common Stock outstanding upon the closing of this offering. In addition, as of August 30, 1997, there were outstanding stock options for the purchase of a total of 10,870,840 shares of Common Stock.

  Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

  The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of up to 10,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. There are no shares of Preferred Stock currently outstanding.

  The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of Common Stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

MASSACHUSETTS LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER
EFFECTS

  Because the Company will have more than 200 stockholders of record after the offering, it will be subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the outstanding voting stock of the corporation. A "business combination" includes a merger, a stock or asset sale, and certain other transactions resulting in a financial benefit to the interested stockholders. By a vote of a majority of its stockholders, the Company has elected not to be governed by Chapter 110F, but such amendment will not be effective for twelve months and will not apply to a business combination with any person who became an interested stockholder prior to the adoption of the amendment. Prior to the adoption of the amendment, no person became an interested stockholder with respect to the Company.

  The By-laws include a provision excluding the Company from the applicability of Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions." Under Chapter 110D, any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders holding a majority of the outstanding voting stock (excluding the interested shares) of the corporation so authorize. The Board of Directors may amend the By-laws at any time to subject the Company to this statute prospectively.

  The By-laws also require that a stockholder seeking to have any business conducted at a meeting of stockholders give notice to the Company not less than 90 and not more than 120 days prior to the scheduled meeting, provided in certain circumstances that a ten-day notice rule applies. The notice from the stockholders must describe the proposed business to be brought before the meeting and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made and any other stockholder known to be supporting the proposal. The By-laws require the Company to call a special stockholders meeting at the request of stockholders holding at least 40% of the voting power of the Company.

  The Charter provides that shares of the Company's Preferred Stock may be issued in the future without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. See "Description of Capital Stock--Preferred Stock."

  Chapter 156B of the Massachusetts General Laws, Section 50A, generally requires that publicly held Massachusetts corporations have a classified board of directors consisting of three classes as nearly equal in size as possible, unless those corporations elect to opt out of the statutes coverage. By vote of the Board of Directors, the Company has elected to opt out of the requirements of the classified board provisions of Section 50A.

  The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  The By-laws provide that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Massachusetts law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with the service for or on behalf of the Company. In addition, the Charter provides that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 32,589,600 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 4,500,000 shares (5,175,000 shares if the over-allotment option is exercised in full) to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

  The remaining 28,089,600 shares of Common Stock outstanding upon completion of this offering are deemed "Restricted Shares" under Rule 144 or Rule 701 under the Securities Act. Subject to the lock-up agreements described below (the "Lock-up Agreements"), approximately 144,000 of such Restricted Shares will be eligible for sale in the public market pursuant to Rule 144(k) on the date of this Prospectus. Upon expiration of the Lock-up Agreements, 180 days after the date of this Prospectus, an additional 27,945,600 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act.

  In general, under Rule 144, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 325,896 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The one and two year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Shares from the issuer or an Affiliate. Rule 701 provides that currently outstanding shares of Common Stock acquired under the Company's employee compensation plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

OPTIONS

  Rule 701 also provides that the shares of Common Stock acquired upon the exercise of currently outstanding options issued under the Company's stock plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations. At August 30, 1997, approximately 6,731,940 shares of Common Stock were issued or issuable pursuant to vested options under the Company's stock program, of which approximately 55,800 shares are not subject to Lock-up Agreements with the Underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus.

  The Company intends to file one or more registration statements on Form S-8 under the Securities Act, approximately 180 days after the date of this Prospectus, to register up to 10,870,840 shares of Common Stock subject to outstanding stock options granted pursuant to the Company's stock option program as of August 30, 1997, including the 6,731,940 shares of Common Stock subject to options vested as of August 30, 1997, and 3,625,000 shares of Common Stock issuable pursuant to the Company's 1997 stock plans. Such registration statements are expected to become effective upon filing. At such time, approximately 7,358,610 shares of Common Stock issuable upon the exercise of options granted as of August 30, 1997 and covered by these registration statements will be vested and eligible for sale in the public market upon the exercise of underlying options to the extent not previously sold pursuant to Rule 701.

LOCK-UP AGREEMENTS

  Subject to certain limited exceptions, the Company, the executive officers and directors, the Selling Stockholder and certain other securityholders have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) without the prior written consent of Morgan Stanley & Co. Incorporated for a period of 180 days from the date of this Prospectus. In addition, for a period of 180 days from the date of this Prospectus, except as required by law, the Company has agreed that its Board of Directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of Common Stock without the prior written consent of Morgan Stanley & Co. Incorporated. See "Underwriters."

REGISTRATION RIGHTS

  No securityholders of the Company are entitled to require the Company to register any securities of the Company under the Securities Act.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time, or the availability of shares for future sale, may have on the market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC and NationsBanc Montgomery Securities, Inc. are acting as Representatives (the "Underwriters"), have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                                        NUMBER
   NAME                                                                OF SHARES
   ----                                                                ---------
   Morgan Stanley & Co. Incorporated..................................
   Hambrecht & Quist LLC..............................................
   NationsBanc Montgomery Securities, Inc. ...........................
                                                                       ---------
         Total........................................................ 4,500,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a
concession not in excess of $   per share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in
excess of $   per share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, this offering price and other selling terms may from time to time be varied by the Underwriters.

  Mr. Madonna, the Selling Stockholder, has granted the Underwriters an option, exercisable for 30 days from the date of the Prospectus, to purchase up to an additional 675,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

  The Underwriters have reserved up to 225,000 shares of the Common Stock offered hereby for sale at the public offering price to certain employees, consultants and other persons associated with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Subject to certain limited exceptions, the Company and the executive officers and directors of the Company, the Selling Stockholder and certain other securityholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, they will not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transactions described in clause (a) or
(b) of this paragraph is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise for a period of 180 days after the date of this Prospectus.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price are the future prospects of the Company and its industry in general, net revenues, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, certain other ratios, and market prices of securities and certain financial operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston,
Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS

  The Consolidated Financial Statements and Financial Statement Schedule of the Company as of December 31, 1995 and December 28, 1996 and for the three years in the period ended December 28, 1996 included in this Prospectus and elsewhere included in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The statements in this Prospectus relating to patent matters under the caption "Risk Factors--Dependence on Proprietary Rights" and "Business-- Intellectual Property" have been reviewed and approved by the Company's patent counsel, Cesari and McKenna, LLP. The statements are included herein in reliance upon the review and approval by such firm as experts in patent law.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                               GLOSSARY OF TERMS

CDMA (Code Division Multiple
 Access)............................ A new form of digital cellular telephone service. CDMA works by spreading signals across a broad frequency spectrum and assigning a unique code to each signal.

Central Office or Central Office
 Switch............................. A term commonly used to describe the location of the switching equipment that is used to re-direct telephone calls.

CLEC (Competitive Local Exchange
 Carrier)........................... A company that provides customers with an alternative to the local telephone
                                     company for a wide range of services,
                                     including private line, special access,
                                     switched access, local dial tone and
                                     enhanced services. CLECs are also
                                     referred to in the industry as
                                     Competitive Access Providers.

Conference Bridging................. A telecommunications service which permits calls from several diverse
                                     locations to be connected together for a conference call.

DASS2............................... A message-based signaling system to provide multi-line interconnection.

DSP (Digital Signal Processor)...... A microprocessor that acts upon digital signals in a more powerful and efficient
                                     manner than that provided by conventional
                                     microprocessors.
DSS (Distributed Switching
 System)............................ A switching regime that processes incoming calls from widely dispersed
                                     locations and routes them to different,
                                     widely dispersed locations.

E-1................................  The European equivalent of the North
                                     American T-1 telecommunication signal
                                     which allows for the transmission of
                                     simultaneous voice conversations.

GSM (Groupe Speciale Mobile).......  A new digital European cellular phone system that will allow European travelers to use a single cellular phone in many European countries.

International Call Back............  A process whereby a call that originates in a foreign country is not completed,
                                     and effectively re-dialed from the United
                                     States at significantly lower rates than those prevailing in the foreign country.

ISDN (Integrated Services Digital
Network)...........................  A means of transmitting both voice and data simultaneously over the same line.
                                     Primary rate ISDN consists of 24 channels operating at 64 Kbps, thereby producing a transmission capability of 1.5 Mbps.

ISO (International Standards
 Organization)...................... ISO is the International Standards
                                     Organization responsible for outlining
                                     requirements for the quality system of an organization.

IXC (InterExchange Carrier)........  A long distance telephone company, as contrasted to the LEC--the Local Exchange
                                     Carrier. AT&T, MCI, Sprint and all long
                                     distance carriers are commonly called
                                     IXCs.

J-1................................  Excel term for the Japanese equivalent of the E-1 telecommunication interface.

LEC (Local Exchange Carrier).......  A company providing local telephone services, also referred to in the
                                     industry as a "local exchange telephone
                                     company." These include the RBOCs, GTE
                                     and more than 1,000 other independent
                                     carriers.

Line Cards.........................  A plug-in component that operates certain features associated with telephone
                                     equipment.

PCS (Personal Communications
 Services).......................... Digital wireless communications services which use a microcell technology and
                                     operate at a higher speed and frequency
                                     than cellular systems.

Port...............................  An entrance to or exit from a switch or a network. The interface between a process or program and a communications or transmission facility. A point in the computer or telephone system where data may be accessed.

Prepaid Debit Card.................  A debit (calling) card which allows the purchaser to purchase, in advance, a
                                     given amount of long distance minutes.
                                     Upon completion of the call, the card is debited the number of minutes actually used. Also called a "prepaid calling card."

PTT (Postal Telephone and
 Telegraph)......................... Companies, usually controlled by government agencies, which provide
                                     telephone and telecommunication services in foreign countries.

RBOC (Regional Bell Operating
 Company)........................... Any of the regional companies created by the AT&T divestiture to take over
                                     ownership of the Bell operating companies within their region. They are Ameritech, Bell Atlantic, BellSouth, Pacific Telesis, SBC Communications and US West.

SS7 (Signaling System 7)...........  All telephone systems require signaling, which is the transmission of electrical
                                     signals to and from the user's premises
                                     and to the telephone company central
                                     office. Signals serve the three basic
                                     functions of supervising, alerting and
                                     addressing. Supervising consists of
                                     monitoring the status of a line or
                                     circuit to see if it is busy, idle or
                                     requesting service. Alerting consists of indicating the arrival of an incoming call. Addressing consists of transmitting routing and destination signals over the network.

Switch.............................  A switch connects all originating call locations with the final destination of
                                     the call or with other intermediate
                                     switches. Switches consist of a hardware platform having ports connecting to incoming and outgoing lines. Switches can be tandem and/or digital. Tandem switches connect trunks to each other and pass the calls to desired destinations. Digital switches employ a sequence of binary encoded pulses along the connection.

T-1................................  A North American standard telecommunications industry signal formal which allows for the transmission of 24 simultaneous voice conversations.

Unified Messaging..................  An integrated messaging service providing voice, fax, electronic mail, image and
                                     video via a local area network.

                          EXCEL SWITCHING CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Income........................................... F-4
Consolidated Statements of Stockholders' Equity............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Excel Switching Corporation:

  We have audited the accompanying consolidated balance sheets of Excel Switching Corporation (a Massachusetts corporation formerly known as Excel Inc.) and subsidiaries as of December 31, 1995 and December 28, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Excel Switching Corporation and subsidiaries as of December 31, 1995 and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
March 3, 1997

                          EXCEL SWITCHING CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                           DECEMBER 31, DECEMBER 28,  JUNE 28,
                                               1995         1996        1997
                                           ------------ ------------ -----------
                                                                     (UNAUDITED)
                                    ASSETS
Current Assets:
  Cash and cash equivalents..............    $   770      $ 4,069      $ 9,225
  Marketable securities..................        --           --         3,001
  Accounts receivable, net of reserves of
   $653, $979 and $1,150 in 1995, 1996
   and 1997, respectively................      8,308       10,329       12,339
  Inventories............................      6,949        7,358        5,714
  Prepaid taxes..........................        401          --           --
  Deferred tax asset.....................        507        3,761        4,819
  Prepaid expenses.......................        161          292          138
                                             -------      -------      -------
      Total current assets...............     17,096       25,809       35,236
                                             -------      -------      -------
Property and equipment:
  Buildings..............................      3,735        3,925        4,014
  Test equipment.........................        962        3,400        4,052
  Office equipment, furniture and fix-
   tures.................................        649        1,836        2,339
  Land...................................        576          576          576
  Building improvements..................        255          493          504
  Assets under capital lease.............        --           489          489
                                             -------      -------      -------
                                               6,177       10,719       11,974
  Less--Accumulated depreciation and am-
   ortization............................        590        1,756        2,764
                                             -------      -------      -------
                                               5,587        8,963        9,210
                                             -------      -------      -------
                                             $22,683      $34,772      $44,446
                                             =======      =======      =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term obliga-
   tions.................................    $   261      $   499      $   508
  Accounts payable.......................      4,369        1,896        3,137
  Accrued expenses.......................      1,931        5,807        8,366
  Accrued income taxes...................        297        2,647        1,310
                                             -------      -------      -------
      Total current liabilities..........      6,858       10,849       13,321
                                             -------      -------      -------
Deferred income taxes....................        163          --           --
                                             -------      -------      -------
Long-term obligations, less current matu-
 rities..................................      3,537        3,837        3,584
                                             -------      -------      -------
Commitments (Note 6)
Stockholders' Equity:
  Preferred stock, $.01 par value--
    Authorized--10,000,000 shares; no
     shares issued and outstanding.......        --           --           --
  Common stock, $.01 par value (Note
   5(a))--
    Authorized--100,000,000 shares
    Issued and outstanding--28,089,600
     shares..............................        281          281          281
  Additional paid-in capital.............        667          647        1,007
  Deferred compensation..................       (272)        (192)        (517)
  Retained earnings......................     11,449       19,350       26,770
                                             -------      -------      -------
      Total stockholders' equity.........     12,125       20,086       27,541
                                             -------      -------      -------
                                             $22,683      $34,772      $44,446
                                             =======      =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                          EXCEL SWITCHING CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      YEAR ENDED             SIX MONTHS ENDED
                             ------------------------------ -------------------
                              DECEMBER 31,
                             ----------------  DECEMBER 28, JUNE 30,  JUNE 28,
                              1994     1995        1996       1996      1997
                             -------  -------  ------------ --------  ---------
                                                               (UNAUDITED)
Revenues...................  $20,723  $36,161    $62,050    $27,890    $39,055
Cost of revenues...........    7,074   12,100     24,312     11,150     12,033
                             -------  -------    -------    -------    -------
    Gross profit...........   13,649   24,061     37,738     16,740     27,022
                             -------  -------    -------    -------    -------
Operating expenses:
  Engineering, research and
   development.............    3,301    8,117     11,121      4,994      6,017
  Selling and marketing....      362    2,923      6,621      2,816      4,882
  General and administra-
   tive....................    2,903    4,238      6,426      2,675      3,851
                             -------  -------    -------    -------    -------
    Total operating ex-
     penses................    6,566   15,278     24,168     10,485     14,750
                             -------  -------    -------    -------    -------
    Income from opera-
     tions.................    7,083    8,783     13,570      6,255     12,272
                             -------  -------    -------    -------    -------
Other income (expense):
  Interest income and other
   expense, net............       43      110        111         55        286
  Interest expense.........      (47)     (72)      (495)      (156)      (192)
                             -------  -------    -------    -------    -------
    Total other income (ex-
     pense)................       (4)      38       (384)      (101)        94
                             -------  -------    -------    -------    -------
    Income before provision
     for income taxes......    7,079    8,821     13,186      6,154     12,366
Provision for income tax-
 es........................    2,889    3,410      5,285      2,467      4,946
                             -------  -------    -------    -------    -------
Net income.................  $ 4,190  $ 5,411    $ 7,901    $ 3,687    $ 7,420
                             =======  =======    =======    =======    =======
Net income per share.......  $   .13  $   .16    $   .23    $   .11    $   .22
                             =======  =======    =======    =======    =======
Weighted average common and
 common equivalent shares
 outstanding...............   32,431   32,913     33,787     33,672     34,012


  The accompanying notes are an integral part of these consolidated financial statements.

                          EXCEL SWITCHING CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                            COMMON STOCK
                         ------------------- ADDITIONAL
                         NUMBER OF  $.01 PAR  PAID-IN     DEFERRED   RETAINED
                           SHARES    VALUE    CAPITAL   COMPENSATION EARNINGS   TOTAL
                         ---------- -------- ---------- ------------ --------  -------
Balance, December 31,
 1993................... 27,945,600   $280     $  251      $(126)    $ 1,849   $ 2,254
  Compensation
   associated with the
   grant of stock
   options..............        --     --         --          27         --         27
  Net income............        --     --         --         --        4,190     4,190
                         ----------   ----     ------      -----     -------   -------
Balance, December 31,
 1994................... 27,945,600    280        251        (99)      6,039     6,471
  Compensation
   associated with the
   grant of stock
   options..............        --     --         432       (189)        --        243
  Forfeiture of stock
   options with deferred
   compensation.........        --     --         (16)        16         --        --
  Exercise of stock op-
   tions................    144,000      1        --         --           (1)      --
  Net income............        --     --         --         --        5,411     5,411
                         ----------   ----     ------      -----     -------   -------
Balance, December 31,
 1995................... 28,089,600    281        667       (272)     11,449    12,125
  Compensation
   associated with the
   grant of stock
   options..............        --     --         --          73         --         73
  Forfeiture of stock
   options with deferred
   compensation.........        --     --         (20)         7         --        (13)
  Net income............        --     --         --         --        7,901     7,901
                         ----------   ----     ------      -----     -------   -------
Balance, December 28,
 1996................... 28,089,600    281        647       (192)     19,350    20,086
  Compensation
   associated with the
   grant of stock
   options..............        --     --         360       (325)        --         35
  Net income............        --     --         --         --        7,420     7,420
                         ----------   ----     ------      -----     -------   -------
Balance, June 28, 1997
 (unaudited)............ 28,089,600   $281     $1,007      $(517)    $26,770   $27,541
                         ==========   ====     ======      =====     =======   =======



  The accompanying notes are an integral part of these consolidated financial statements.

                          EXCEL SWITCHING CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                       YEAR ENDED             SIX MONTHS ENDED
                              ------------------------------ -------------------
                               DECEMBER 31,
                              ----------------  DECEMBER 28, JUNE 30,  JUNE 28,
                               1994     1995        1996       1996      1997
                              -------  -------  ------------ --------  ---------
                                                                (UNAUDITED)
Cash Flows From Operating
 Activities:
  Net income................  $ 4,190  $ 5,411    $ 7,901    $ 3,687    $ 7,420
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities--
    Depreciation and amorti-
     zation.................      443      560      1,166        335      1,008
    Loss on disposal of
     property and equip-
     ment...................      --        95        --         --         --
    Deferred income taxes...     (304)    (487)    (3,417)      (120)    (1,058)
    Compensation expense
     associated with the
     grant of stock options,
     net of forfeitures.....       27      243         60         36         35
    Changes in assets and
     liabilities--
      Accounts receivable...   (2,847)  (3,928)    (2,020)    (1,165)    (2,010)
      Inventories...........     (327)  (3,760)      (409)    (6,446)     1,644
      Prepaid taxes.........      --      (401)       401       (180)       --
      Prepaid expenses......        2     (123)      (132)        16        154
      Accounts payable......    1,297    2,419     (2,473)     2,544      1,241
      Accrued expenses......     (158)   1,198      3,877      1,802      2,558
      Accrued income taxes..     (130)     (55)     2,350       (297)    (1,337)
                              -------  -------    -------    -------    -------
        Net cash provided by
         operating
         activities.........    2,193    1,172      7,304        212      9,655
                              -------  -------    -------    -------    -------
Cash Flows From Investing
 Activities:
  Purchases of property and
   equipment, net...........     (940)  (4,096)    (4,601)    (2,541)    (1,255)
  Purchases of marketable
   securities, net..........      --       --         --         --      (3,001)
  Proceeds from sale of
   property and equipment...      --       --         548        --         --
                              -------  -------    -------    -------    -------
        Net cash used in
         investing
         activities.........     (940)  (4,096)    (4,053)    (2,541)    (4,256)
                              -------  -------    -------    -------    -------
Cash Flows From Financing
 Activities:
  Proceeds from issuance of
   long-term obligations....      --     2,740        649        160        --
  Proceeds from line of
   credit, net..............      --       --         --       2,300        --
  Payments on long-term ob-
   ligations................      --       (53)      (601)      (143)      (243)
  Payments on notes payable
   to stockholder...........     (600)     --         --         --         --
                              -------  -------    -------    -------    -------
        Net cash provided by
         (used in) financing
         activities.........     (600)   2,687         48      2,317       (243)
                              -------  -------    -------    -------    -------
Net increase (decrease) in
 cash and cash equivalents..      653     (237)     3,299        (12)     5,156
Cash and cash equivalents,
 beginning of period........      354    1,007        770        770      4,069
                              -------  -------    -------    -------    -------
Cash and cash equivalents,
 end of period..............  $ 1,007  $   770    $ 4,069    $   758    $ 9,225
                              =======  =======    =======    =======    =======
Supplemental disclosure of
 cash flow information:
Cash paid during the year
 for:
  Interest..................  $    48  $   119    $   490    $   104    $   187
  Taxes.....................  $ 3,429  $ 4,353    $ 5,951    $ 3,122    $ 7,286
Supplemental disclosure of
 noncash investing and
 financing activities:
  Acquisition of property
   and equipment under
   capital lease
   obligations..............  $   --   $ 1,112    $   489    $   --     $   --

  The accompanying notes are an integral part of these consolidated financial statements.

                          EXCEL SWITCHING CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

  Excel Switching Corporation (the Company), formerly known as Excel Inc., was incorporated in Massachusetts in January 1988 and is a provider of open switching platforms for telecommunications networks worldwide. The Company develops, manufactures, markets and supports a family of open, programmable, carrier-class switches that addresses the complex enhanced services and wireless and wireline infrastructure needs of network providers. The Company sells to a variety of customers in the worldwide telecommunications market, including application developers, original equipment manufacturers (OEMs) and systems integrators.

  Certain components used in the manufacture of the Company's products are currently available only from single or sole source suppliers. In addition, the Company relies on a limited number of third parties to manufacture certain other components and subassemblies. Shortages resulting from a change in arrangements with these suppliers and manufacturers could cause delays in manufacturing and product shipments and possible deferral or cancellation of customer orders.

  The accompanying consolidated financial statements reflect the application of certain accounting policies as described below and elsewhere in these notes to consolidated financial statements.

 (a) Principles of Consolidation

  These financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

 (b) Interim Financial Statements

  The accompanying consolidated financial statements as of June 28, 1997 and for the six-month periods ended June 30, 1996 and June 28, 1997 are unaudited, but in the opinion of management, include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the six months ended June 28, 1997 are not necessarily indicative of the results that may be expected for the year ending December 27, 1997.

 (c) Change in Fiscal Year-End

  During 1996, the Company elected to change its fiscal year-end from December 31 to the last Saturday in December. In the accompanying financial statements "1994" refers to the year ended December 31, 1994; "1995" refers to the year ended December 31, 1995; and "1996" refers to the year ended December 28, 1996.

 (d) Management Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

  The market for telecommunications equipment in which the Company operates can be characterized as rapidly changing due to several factors including: technological advancements, the introduction of new products

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

and services by the Company and its competitors and the increasing demands placed on equipment in worldwide telecommunications networks. Significant assets and liabilities with reported amounts based on estimates include: accounts receivable, inventory and accrued expenses for post sale support costs, warranty costs and sales returns. While the Company believes its estimates are adequate, actual results could differ from those estimates.

 (e) Revenue Recognition

  Revenue from product sales is recognized at the time of shipment to the customer at which time transfer of ownership occurs. The Company provides for anticipated product returns, post sale support and warranty costs at the time of product shipment.

 (f) Cash, Cash Equivalents and Marketable Securities

  The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, investments for which the Company has the positive intent and ability to hold to maturity, consisting of cash equivalents and marketable securities, are reported at amortized cost, which approximates fair market value. Cash equivalents are highly liquid investments with original maturities of three months or less. Marketable securities are investment-grade securities with original maturities of greater than three months but less than one year. To date, the Company has not recorded any realized gains or losses. Cash, cash equivalents and marketable securities consist of the following (in thousands):

                                                                        JUNE 28,
                                                            1995  1996    1997
                                                            ---- ------ --------
      Cash and cash equivalents--
        Cash............................................... $770 $4,016  $  485
        Time deposits......................................  --      53   7,051
        Money markets......................................  --     --    1,689
                                                            ---- ------  ------
          Total cash and cash equivalents.................. $770 $4,069  $9,225
                                                            ==== ======  ======
      Marketable securities--
        Time deposits with banks........................... $--  $  --   $2,001
        U.S. Government and Agency securities..............  --     --    1,000
                                                            ---- ------  ------
          Total marketable securities...................... $--  $  --   $3,001
                                                            ==== ======  ======

 (g) Inventories

  Inventories are valued at the lower of cost (first-in, first-out) or market. Work-in-process and finished goods consist of materials, labor and manufacturing overhead. Inventories at December 31, 1995, December 28, 1996 and June 28, 1997, consist of the following (in thousands):

                                                                        JUNE 28,
                                                           1995   1996    1997
                                                          ------ ------ --------
      Raw materials...................................... $2,769 $3,585  $1,543
      Work-in-process....................................  3,726  2,988   3,635
      Finished goods.....................................    454    785     536
                                                          ------ ------  ------
                                                          $6,949 $7,358  $5,714
                                                          ====== ======  ======

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


 (h) Depreciation and Amortization

  The Company provides for depreciation and amortization using both straight-line and accelerated methods by charges to operations in amounts that allocate the cost of the assets over their estimated useful lives as follows:

                                                  ESTIMATED
           DESCRIPTION                           USEFUL LIVES
           -----------                          -------------
           Buildings...........................    40 years
           Test equipment......................   2-5 years
           Office equipment and fixtures.......   2-7 years
           Building improvements...............  7-40 years
           Assets under capital lease..........     3 years

 (i) Research and Development and Software Development Costs

  Research and development costs have been charged to operations as incurred. Capitalization of computer software costs begin upon the establishment of technological feasibility. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

 (j) Concentrations of Credit Risk

  Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, marketable securities and trade accounts receivable. The Company's investments are in financial instruments with high credit ratings. Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales. One customer accounted for approximately 33%, 34% and 25% of accounts receivable at December 31, 1995, December 28, 1996 and June 28, 1997, respectively (see Note 8). To control credit risk, the Company performs regular credit evaluations of its customers' financial condition and maintains allowances for potential credit losses.

 (k) Fair Value of Financial Instruments

  The carrying amounts of the Company's cash, cash equivalents and accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The carrying amounts of debt issued pursuant to agreements with banks approximate fair value as the interest rates on these instruments fluctuate with market interest rates.

 (l) Net Income per Share

  Net income per share was determined by dividing net income by the weighted average common and common equivalent shares outstanding during the period. Common equivalent shares consist of common stock options and have been included in the calculation to the extent their effect is dilutive, except that pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), common equivalent shares issued during the twelve months preceding the proposed date of the Registration Statement relating to an initial public offering have been included in the net income per share computations using the Treasury Stock method as if they were outstanding for all periods.

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  In March 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, Earnings per Share. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly traded common stock or potential common stock. This statement is effective for fiscal years ending after December 15, 1997, and early adoption is not permitted. When adopted, the statement will require restatement of prior years' earnings per share. The Company will adopt this statement for its fiscal year ending December 27, 1997.

  Pro forma calculations of basic and diluted earnings per share, as required by SFAS No. 128, are as follows (in thousands, except per share data):

                                                              SIX MONTHS ENDED
                                                              -----------------
                                                              JUNE 30, JUNE 28,
                                       1994    1995    1996     1996     1997
                                      ------- ------- ------- -------- --------
Net income..........................  $ 4,190 $ 5,411 $ 7,901 $ 3,687  $ 7,420
                                      ======= ======= ======= =======  =======
Weighted average common shares out-
 standing...........................   27,946  27,962  28,090  28,090   28,090
Common equivalent shares in
 accordance with
 SAB 83.............................    1,090   1,090   1,090   1,090    1,090
                                      ------- ------- ------- -------  -------
Basic weighted average shares out-
 standing...........................   29,036  29,052  29,180  29,180   29,180
Weighted average common equivalent
 shares.............................    3,395   3,861   4,607   4,492    4,832
                                      ------- ------- ------- -------  -------
Diluted weighted average shares out-
 standing...........................   32,431  32,913  33,787  33,672   34,012
                                      ======= ======= ======= =======  =======
Basic earnings per share............  $   .14 $   .19 $   .27 $   .13  $   .25
Diluted earnings per share..........  $   .13 $   .16 $   .23 $   .11  $   .22

 (m) Reclassifications

  Certain reclassifications have been made to prior-year financial statements to conform with the current-year presentation.

 (n) New Accounting Standards

  In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

  In July 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. Unless impracticable, companies would be required to restate prior period information upon adoption.

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(2) LONG-TERM OBLIGATIONS

  Long-term obligations consist of the following at December 31, 1995 and December 28, 1996 (in thousands):

                                                                    1995   1996
                                                                   ------ ------
      Mortgage and Security Agreement............................. $2,424 $2,485
      Capital lease obligation--building..........................  1,083    997
      Promissory note payable to a bank...........................    291    435
      Capital lease obligation--equipment.........................    --     419
                                                                   ------ ------
                                                                    3,798  4,336
      Less--Current maturities....................................    261    499
                                                                   ------ ------
                                                                   $3,537 $3,837
                                                                   ====== ======

  On April 21, 1995, the Company entered into a $2,600,000 Mortgage and Security Agreement with a bank to finance the purchase of two buildings and related land. The agreement requires monthly principal and interest payments of approximately $26,000 through April 2010. Interest accrues at prime (8.5% at June 28, 1997) plus .75%. The mortgage is collateralized by the two buildings and related land, which have a carrying value of approximately $3,100,000 at June 28, 1997. The Company is subject to certain restrictive covenants under this agreement.

  In 1995, the Company entered into a building lease that requires monthly payments ranging from approximately $12,000 to $14,000 through July 2000. In addition, the lease includes a bargain purchase option exercisable in August 1998 for $875,000. The Company intends to exercise this option and, accordingly, has recorded this lease as a capital lease obligation. The present value of the remaining lease payments and the purchase price have been recognized as the capital lease obligation using an effective rate of 8.3%.

  During 1996, the Company entered into an agreement with a leasing company, which provided for the sale and leaseback of certain equipment that had a net book value of approximately $474,000. Proceeds to the Company in connection with this sale were approximately $548,000. The resulting gain has been deferred and will be recognized ratably over the lease term. Under the terms of the agreement, the Company is required to make thirty-six monthly installments of approximately $16,000. The present value of the lease payments has been recognized as a capital lease obligation using an effective rate of 9%.

  On June 30, 1997, the Company purchased property to be used for the construction of an additional building. The purchase price of $575,000 and the estimated construction costs of $3,600,000 will be financed, in part, by a $2,100,000 Real Estate Promissory Note with a bank. In connection with the purchase, the bank advanced $460,000 under this note. The remaining funds will be advanced as construction milestones are attained. Borrowings under this note shall bear interest at prime (8.5% at June 28, 1997) plus .25% and are secured by the property and certain other assets. Twelve monthly payments of interest only are required beginning in July 1997. Thereafter, monthly payments of principal and interest will be made over a period of fifteen years.

  On August 1, 1996, the Company entered into a promissory note with a bank for $489,000, the proceeds of which were used to fund leasehold improvements and to retire a 1995 promissory note with the same bank in the original amount of $300,000. Borrowings under this new note require monthly principal payments of approximately $14,000 plus interest at prime (8.5% at June 28, 1997) plus 1% through August 1999.

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  Future maturities of long-term obligations as of December 28, 1996 are as follows (in thousands):

                                                        BANK     CAPITAL
                                                     OBLIGATIONS LEASES  TOTAL
                                                     ----------- ------- ------
      1997..........................................   $  266    $  341  $  607
      1998..........................................      276     1,154   1,430
      1999..........................................      232        96     328
      2000..........................................      133       --      133
      2001..........................................      146       --      146
      Thereafter....................................    1,867       --    1,867
                                                       ------    ------  ------
                                                        2,920     1,591   4,511
      Less--Amount representing interest............      --        175     175
                                                       ------    ------  ------
      Total long-term obligations...................   $2,920    $1,416  $4,336
                                                       ======    ======  ======

(3) LINE-OF-CREDIT ARRANGEMENT

  The Company has an unsecured line-of-credit arrangement with a bank, which provides up to $10,000,000 in financing. Borrowings under this line are limited to 75% of eligible accounts receivable and 50% of certain inventories, as defined, and bear interest at either the bank's base rate (8.5% at June 28, 1997) or the Eurodollar rate (5.7% at June 28, 1997) plus 2.5%. The Company is required to comply with certain restrictive covenants under this agreement. There were no borrowings outstanding under this agreement at December 31, 1995, December 28, 1996 or June 28, 1997.

(4) INCOME TAXES

  The Company provides for income taxes under SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates expected to be in effect when the differences reverse.

  The components of the provision for income taxes are as follows (in thousands):

                                                         1994    1995    1996
                                                        ------  ------  -------
      Current--
        Federal........................................ $2,462  $3,054  $ 6,731
        State..........................................    731     843    1,971
                                                        ------  ------  -------
                                                         3,193   3,897    8,702
                                                        ------  ------  -------
      Deferred (prepaid)--
        Federal........................................   (226)   (363)  (2,904)
        State..........................................    (78)   (124)    (513)
                                                        ------  ------  -------
                                                          (304)   (487)  (3,417)
                                                        ------  ------  -------
          Total provision.............................. $2,889  $3,410  $ 5,285
                                                        ======  ======  =======

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                                  1994  1995  1996
                                                                  ----  ----  ----
      Income tax provision at federal statutory rate.............  34%   34%   34%
      Increase (decrease) in tax resulting from--
        State tax provision, net of federal benefit..............   6     6     6
        Research and development tax credit......................  (2)   (1)   --
        Other....................................................   3    --    --
                                                                  ---   ---   ---
          Effective tax rate.....................................  41%   39%   40%
                                                                  ===   ===   ===

  The approximate income tax effect of each type of temporary difference composing the net deferred tax asset at December 31, 1995 and December 28, 1996 is as follows (in thousands):

                                                                 1995    1996
                                                                 -----  ------
      Difference in inventory accounting method................. $(468) $ (275)
      Nondeductible reserves....................................   302   1,427
      Nondeductible accruals....................................   341   2,674
      Property and equipment....................................    85     137
      Other temporary differences...............................    84    (202)
                                                                 -----  ------
        Net deferred tax asset.................................. $ 344  $3,761
                                                                 =====  ======

(5) STOCKHOLDERS' EQUITY

 (a) Authorized and Outstanding Common Stock

  As of December 31, 1995, December 28, 1996 and June 28, 1997, the Company has 27,945,600 shares of voting and 144,000 shares of nonvoting common stock outstanding.

  On September 19, 1996, the Company increased its authorized shares of no par value common stock from 10,000,000 shares to 30,000,000 shares with 15,000,000 shares being designated as voting and 15,000,000 shares as nonvoting.

  On September 16, 1997, the Company restated its Articles of Organization to provide for authorized common stock of 100,000,000 shares, with a $.01 par value, 85,000,000 of which are designated as voting shares and 15,000,000 of which are designated as nonvoting shares. The accompanying consolidated financial statements have been retroactively restated for this change. Upon the effective date of the Registration Statement relating to the Company's initial public offering of common stock described in this prospectus, all authorized and outstanding shares of nonvoting common stock will be automatically converted, on a one-for-one basis, into shares of voting common stock.

 (b) Preferred Stock

  In September 1997, the Board of Directors and sole voting stockholder authorized 10,000,000 shares of $.01 par value preferred stock. The Board of Directors will have the authority to issue such shares in one or more series and to fix the relative rights and preferences without further vote or action by the stockholders. Currently, the Board has no plans to issue any shares of preferred stock.

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


 (c) Stock Split

  On September 19, 1996, the Company declared a three-for-one split of the shares of common stock. On September 16, 1997, the Company declared a two-for-one split of the shares of common stock. All share and per share amounts for all periods presented have been adjusted to reflect these splits.

 (d) Stock Options

  The Company has granted nonqualified stock options to purchase shares of its nonvoting common stock at exercise prices generally determined to be at fair market value by the Company's Board of Directors on the date of grant. Options are generally exercisable within 10 years of the original date of grant and vest over a period of up to five years from the date of grant. In some instances, options have been granted at exercise prices below the fair market value on the date of grant. The difference, if any, between the fair market value of shares of the Company's nonvoting common stock, as determined by the Company's Board of Directors, and the exercise price of the option is recognized as compensation expense over the vesting term. During 1994, 1995 and 1996, the Company recognized net compensation expense of $27,000, $243,000 and $60,000, respectively.

  Effective with the automatic conversion of the Company's nonvoting shares into shares of voting common stock, shares issuable upon exercise of these options will be voting common stock. Stock option activity for the three years in the period ended December 28, 1996 and for the six-month period ended June 28, 1997 is as follows:

                                                                       WEIGHTED
                                                                        AVERAGE
                                                           NUMBER OF    EXERCISE
                                                             SHARES      PRICE
                                                           ----------  ---------
      Outstanding, December 31, 1993......................  5,709,840   $0.002
        Granted...........................................    930,000    0.167
                                                           ----------   ------
      Outstanding, December 31, 1994......................  6,639,840    0.025
        Granted...........................................  1,491,000    0.333
        Exercised.........................................   (144,000)   0.002
        Forfeited.........................................    (96,000)   0.002
                                                           ----------   ------
      Outstanding, December 31, 1995......................  7,890,840    0.084
        Granted...........................................  1,997,500    4.250
        Forfeited.........................................    (30,000)   0.333
                                                           ----------   ------
      Outstanding, December 28, 1996......................  9,858,340    0.927
        Granted...........................................  1,050,300    6.551
        Forfeited.........................................   (100,000)   3.850
                                                           ----------   ------
      Outstanding, June 28, 1997.......................... 10,808,640   $1.447
                                                           ==========   ======

  Subsequent to June 28, 1997, the Company issued options to purchase a total of 433,800 shares of common stock at exercise prices ranging from $6.00 to $18.00.

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  The following tables summarize information about stock options outstanding at June 28, 1997:

                                                   OPTIONS OUTSTANDING
                                           -----------------------------------
                                                          WEIGHTED
                                              NUMBER       AVERAGE   WEIGHTED
                                            OUTSTANDING   REMAINING   AVERAGE
                                            AT JUNE 28,  CONTRACTUAL  EXERCISE
      RANGE OF EXERCISE PRICES                 1997         LIFE       PRICE
      ------------------------             ------------ ------------ ---------
      $     0.002.........................   5,469,840      6.4       $ 0.002
            0.167.........................     930,000      7.4         0.167
            0.333.........................   1,461,000      8.2         0.333
       1.00-2.333.........................     324,000      9.0         2.235
       4.50- 5.00.........................   1,573,500      9.3         4.691
       6.00- 7.00.........................     952,800      9.6         6.307
       7.50- 8.50.........................      61,100      9.8         8.196
       9.50-11.50.........................      36,400      9.9        10.199
                                            ----------                -------
                                            10,808,640                $ 1.447
                                            ==========                =======

                                                        OPTIONS EXERCISABLE
                                                    ----------------------------
                                                                    WEIGHTED
                                                       NUMBER        AVERAGE
      EXERCISE PRICES                                EXERCISABLE  EXERCISE PRICE
      ---------------                               ------------ ---------------
        $0.002.....................................  5,355,840       $ 0.002
         0.167.....................................    566,400         0.167
         0.333.....................................    591,300         0.333
         1.000.....................................      2,400         1.000
                                                     ---------       -------
      Exercisable, June 28, 1997...................  6,515,940       $ 0.047
                                                     =========       =======
      Exercisable, December 28, 1996...............  6,356,940       $ 0.046
                                                     =========       =======
      Exercisable, December 31, 1995...............  5,840,040       $ 0.029
                                                     =========       =======
      Exercisable, December 31, 1994...............  5,433,840       $ 0.012
                                                     =========       =======

 (e) Fair Value of Stock Options

  In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options to be included in the statement of income or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and elect the disclosure-only alternative under SFAS No. 123.

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


  Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in SFAS No. 123, the Company's net income and net income per share would have been as follows:

                                                1995   1996
                                               ------ ------
           Net income (in thousands)--
             As reported...................... $5,411 $7,901
             Pro forma........................ $5,317 $7,456
           Net income per share--
             As reported...................... $  .16 $  .23
             Pro forma........................ $  .16 $  .22

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period: dividend yield of 0.0% for all periods; volatility of 56.6% for all periods; risk-free interest rates of 6.0% to 6.5% for options granted during 1995 and 5.9% to 6.8% for options granted during 1996; and a weighted average expected option term of 7.5 years for all periods. The weighted average fair value per share of options granted during 1995 and 1996 was $0.97 and $5.64, respectively.

 (f) Stock Option Plans

  In September 1997, the Company's Board of Directors and sole voting stockholder adopted the 1997 Stock Option Plan (1997 Plan). Under the terms of the 1997 Plan, incentive and nonqualified stock options may be granted to employees and consultants to purchase an aggregate of 3,000,000 shares of common stock. No options have been granted under the 1997 Plan.

  The Company's Non-Employee Director Stock Option Plan (Director Option Plan) was adopted by the Board of Directors and sole voting stockholder in (September 1997). The Director Option Plan provides for the grant of options to purchase an aggregate 225,000 shares of common stock to non-employee directors of the Company. Each such director will be granted an option to purchase 30,000 shares upon election. In addition, each such director will be automatically granted an option to purchase 15,000 shares in each of the two years following the date such person becomes a director. These options will vest 1/3 on grant date, 1/3 one year from grant date, and 1/3 two years from grant date. Upon the closing of the public offering three directors will be elected and receive the options as described above. The exercise price of the options will be the fair market value on the date of grant.

 (g) Employee Stock Purchase Plan

  In September 1997, the Company's Board of Directors and sole voting stockholder approved the 1997 Employee Stock Purchase Plan pursuant to which a maximum of 400,000 shares of common stock may be issued to participating employees in semiannual grants at a price equal to 85% of fair market value, as defined.

                          EXCEL SWITCHING CORPORATION

                               DECEMBER 28, 1996

               (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)


(6) COMMITMENTS

  The Company leases certain equipment and office facilities under noncancelable operating leases, which expire at various dates through September 2001. Future minimum lease payments required under these leases at December 28, 1996 are approximately as follows (in thousands):

           FISCAL YEAR                                 AMOUNT
           -----------                                 ------
           1997....................................... $  958
           1998.......................................    318
           1999.......................................    113
           2000.......................................     96
           2001.......................................     45
                                                       ------
                                                       $1,530
                                                       ======

  Total rent expense under these agreements for 1994, 1995 and 1996 was approximately $134,000, $193,000 and $1,062,000, respectively.

(7) EMPLOYEE BENEFIT PLAN

  The Company has a qualified 401(k) retirement savings plan covering all employees. Under this plan, participants may elect to defer a portion of their compensation, subject to certain limitations. In addition, the Company, at the discretion of the Board of Directors, may make profit sharing contributions into the plan. During 1994, 1995 and 1996, the Company made contributions of approximately $160,000, $209,000 and $534,000, respectively.

(8) SIGNIFICANT CUSTOMERS

  Sales to significant customers as a percentage of the Company's total revenues were as follows:

                                                                  SIX-MONTHS ENDED
                                                                  -----------------
                                                                  JUNE 30, JUNE 28,
                                                1994  1995  1996    1996     1997
                                                ----  ----  ----  -------- --------
      Customer A...............................  33%   41%   37%     38%      35%
      Customer B...............................  --    11%   --      --       --
      Customer C...............................  10%   --    --      --       --

(9) ACCRUED EXPENSES

  Accrued expenses at December 31, 1995, December 28, 1996, and June 28, 1997 consist of the following (in thousands):

                                                                        JUNE 28,
                                                           1995   1996    1997
                                                          ------ ------ --------
      Accrued payroll and benefits....................... $  666 $1,322  $2,438
      Accrued sales returns..............................    578  1,243   2,381
      Accrued post sales support and warranty............    235  1,225   1,550
      Accrued other......................................    362  1,041     781
      Accrued professional fees..........................     90    624     633
      Accrued marketing..................................    --     352     583
                                                          ------ ------  ------
                                                          $1,931 $5,807  $8,366
                                                          ====== ======  ======

                                      LOGO

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

   SEC Registration fee................................................   31,364
   NASD filing fee.....................................................   10,850
   Nasdaq National Market listing fee..................................   50,000
   Printing and engraving expenses.....................................  125,000
   Legal fees and expenses.............................................  300,000
   Accounting fees and expenses........................................  200,000
   Blue Sky fees and expenses (including legal fees)...................   10,000
   Transfer agent and registrar fees and expenses......................   10,000
   Miscellaneous.......................................................   62,786
                                                                        --------
     Total............................................................. $800,000
                                                                        ========

  The Company will bear all expenses shown above.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is required by its Restated By-laws and the Restated Articles of Organization generally to indemnify any director, officer or employee against all expenses and liabilities reasonably incurred by or imposed upon such person in connection with any legal action in which such person is involved by reason of such person's position with the Company unless such person shall have been finally adjudicated in any action, suit or proceeding not to have acted in good faith in the reasonable belief that such person's action was in the best interests of the Company. The Company may pay expenses incurred by any such person in defending a civil or criminal action or proceeding in advance of the final disposition of such action upon the Company's receipt of the undertaking of such person to repay such amount if such person shall be adjudicated not to be entitled to indemnification.

  The Company's Restated Articles of Incorporation include a provision limiting the personal liability of a director of the Company to its stockholders for monetary damages for breaches of their fiduciary duty except
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section sixty-one or sixty-two of Chapter 156B of the Massachusetts General Laws, or
(iv) for any transaction from which the director derived an improper personal benefit.

  The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

  The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The Registrant has sold and issued the following securities during the past three years:

    (1) As of August 30, 1997, the Company has issued options to purchase an aggregate of 5,531,000 shares of Common Stock to employees at a weighted average exercise price of $3.03 per share of which 144,000 shares have been issued upon the exercise of such options.

    (2) On September 19, 1996, the Company's Board of Directors authorized a three-for-one stock split in the form of a stock dividend on the Common Stock. On September 16, 1997, the Company's Board of Directors authorized a subsequent two-for-one stock split in the form of a stock dividend on the Common Stock. All of the share information in this Registration Statement reflects such stock splits.

  No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act of 1993, as amended (the "Securities Act"), set forth in Sections 2(3), 4(2) or Rule 701 thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  1.1        --Form of Underwriting Agreement.
  3.1        --Restated Articles of Organization of the Company.
  3.2        --Restated By-laws of the Company.
  4.1        --Specimen certificate representing the Common Stock.
  5.1        --Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.1        --1997 Stock Option Plan.
 10.2        --1997 Non-Employee Director Stock Option Plan.
 10.3        --1997 Employee Stock Purchase Plan.
 10.4        --Form of Stock Option Agreement of the Company used under Stock
               Option Program.
 10.5        --Lease dated as of July 27, 1995 between the Company and
               Independence Park, Inc., as amended.
 10.6        --Purchase and Resale Agreement dated as of May 27, 1994 between the Company and Boston Technology, Inc.
 10.7        --Credit Agreement and Promissory Note dated as of December 21,
               1995 between the Company and The First National Bank of Boston, as amended.
 10.8        --Mortgage and Security Agreement and Real Estate Promissory Note
               dated as of April 21, 1995 between the Company and Cape Cod Bank and Trust Company.
 10.9        --Loan Agreement, Real Estate Promissory Note and Security
               Agreement dated as of June 30, 1997 between the Company and Cape
               Cod Bank and Trust Company.
 11.1        --Statement re: computation of earnings per share.
 23.1+       --Consent of Arthur Andersen LLP.
             --Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
 23.2          5.1).
 23.3        --Consent of Cesari and McKenna, LLP.
 24.1        --Power of Attorney (see page II-4).
 27.1        --Financial Statement Schedule.
 99.1        --Consent of Edward L. Breslow, to be named a director.
 99.2        --Consent of William J. Cadogan, to be named a director.
 99.3        --Consent of John Loughlin, to be named a director.

--------

+Filed herewith. All other Exhibits and Financial Statements have been filed previously.

  (b) Financial Statement Schedule:

    Report of Independent Public Accountants

    Schedule II--Valuation and Qualifying Accounts

  All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes (i) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (ii) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (iii) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hyannis, Massachusetts on November 3, 1997.

                                          Excel Switching Corporation

                                                   /s/ Robert P. Madonna
                                          By: _________________________________
                                             ROBERT P. MADONNA CHIEF EXECUTIVE
                                            OFFICER, PRESIDENT AND CHAIRMAN OF
                                                  THE BOARD OF DIRECTORS

                       POWER OF ATTORNEY AND SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                      TITLE(S)                DATE

                  *                    Chief Executive
-------------------------------------   Officer, President       November 3,
          ROBERT P. MADONNA             (Principal                1997
                                        Executive Officer)
                                        and Chairman of the
                                        Board of Directors

                  *                    Chief Financial
-------------------------------------   Officer (Principal       November 3,
         STEPHEN S. GALLIKER            Financial Officer         1997
                                        and Principal
                                        Accounting Officer)

                  *                    Director, Vice
-------------------------------------   President and            November 3,
         CHRISTOPHER STAVROS            General Counsel           1997

         /s/ Robert P. Madonna
*By: ________________________________                            November 3,
  ROBERT P. MADONNA, AS ATTORNEY-IN-                              1997
                 FACT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Excel Switching Corporation:

  We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Excel Switching Corporation and subsidiaries included in this Form S-1 and have issued our report thereon dated March 3, 1997. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 16(b) is the responsibility of the Company's management and is presented for the purpose of complying with Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein, in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
March 3, 1997

                                                                     SCHEDULE II

                          EXCEL SWITCHING CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

ALLOWANCE FOR
  DOUBTFUL                            BALANCE  CHARGED TO              BALANCE
  ACCOUNTS                           BEGINNING    COST    DEDUCTIONS   END OF
-------------                        OF PERIOD OR EXPENSE (WRITEOFFS)  PERIOD
                                     --------- ---------- ----------- ---------
1994................................  220,000   155,000    (109,000)    266,000
1995................................  266,000   387,000           0     653,000
1996................................  653,000   497,000    (171,000)    979,000
June 28, 1997 (unaudited)...........  979,000   184,000     (13,000)  1,150,000

                                 EXHIBIT INDEX

  (a) Exhibits:

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
  1.1        --Form of Underwriting Agreement.
  3.1        --Restated Articles of Organization of the Company.
  3.2        --Restated By-laws of the Company.
  4.1        --Specimen certificate representing the Common Stock.
  5.1        --Opinion of Testa, Hurwitz & Thibeault, LLP.
 10.1        --1997 Stock Option Plan.
 10.2        --1997 Non-Employee Director Stock Option Plan.
 10.3        --1997 Employee Stock Purchase Plan.
 10.4        --Form of Stock Option Agreement of the Company used under Stock
               Option Program.
 10.5        --Lease dated as of July 27, 1995 between the Company and
               Independence Park, Inc., as amended.
 10.6        --Purchase and Resale Agreement dated as of May 27, 1994 between the Company and Boston Technology, Inc.
 10.7        --Credit Agreement and Promissory Note dated as of December 21,
               1995 between the Company and The First National Bank of Boston, as amended.
 10.8        --Mortgage and Security Agreement and Real Estate Promissory Note
               dated April 21, 1995 between the Company and Cape Cod Bank and
               Trust Company.
 10.9        --Loan Agreement, Real Estate Promissory Note and Security
               Agreement dated as of June 30, 1997 between the Company and Cape
               Cod Bank and Trust Company.
 11.1        --Statement re: computation of earnings per share.
 23.1+       --Consent of Arthur Andersen LLP.
 23.2        --Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
               5.1).
 23.3        --Consent of Cesari and McKenna, LLP.
 24.1        --Power of Attorney (see page II-4).
 27.1        --Financial Statement Schedule.
 99.1        --Consent of Edward L. Breslow, to be named a director.
 99.2        --Consent of William J. Cadogan, to be named a director.
 99.3        --Consent of John Loughlin, to be named a director.

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+ Filed herewith. All other Exhibits and Financial Statements have been filed previously.